UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )
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Axos Financial, Inc.

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September XX, 2022
Dear Stockholders:
On behalf of the Board of Directors and management of Axos Financial, Inc. (the “Company”), you are cordially invited to attend the 2022 Annual Meeting of Stockholders of the Company (“Annual Meeting”). The Annual Meeting will be held on Thursday, November 10, 2022 at 2:00 PM, Pacific Time, at our corporate headquarters located at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148.
Although we intend to hold our Annual Meeting in person, we are actively monitoring the coronavirus (COVID-19) situation and are sensitive to the public health and travel concerns our Stockholders may have and the protocols that federal, state, and local governments may impose. In the event it is not possible nor advisable to hold our Annual Meeting in person, we will announce alternative arrangements for the meeting as promptly as practicable, which may include holding the meeting solely by means of remote communication. Please monitor our Company website at www.axosfinancial.com and our Annual Meeting website at www.envisionreports.com/AX for updated information. If you are planning to attend our meeting, please check either website one week prior to the meeting date.
The attached Notice of Annual Meeting of Stockholders and Proxy Statement describe in detail the matters to be acted on at the meeting.
Your participation in Company activities is important and we encourage you to attend the meeting. Whether or not you plan to attend the meeting, please be sure to complete, sign, date and return the proxy card in the accompanying postage-paid reply envelope provided to you, so that your shares may be voted in accordance with your wishes. Returning the enclosed proxy will not prevent you from voting in person if you choose to attend the Annual Meeting.
On behalf of the Board of Directors and all of the employees of the Company, we thank you for your continued support.

Sincerely,

Gregory Garrabrants President and Chief Executive Officer

Axos Financial, Inc.
9205 West Russell Road, Suite 400
Las Vegas, Nevada 89148

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held November 10, 2022
NOTICE TO THE STOCKHOLDERS OF AXOS FINANCIAL, INC.
Notice is hereby given that the 2022 Annual Meeting of Stockholders of Axos Financial, Inc. will be held on Thursday, November 10, 2022 at 2:00 PM, Pacific Time, at our corporate headquarters located at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, for the following purposes:
Item 1.    To elect four Class III directors, each to hold office for a three-year term and until a successor is elected and qualified;
Item 2.    To approve an Amendment to the Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law;
Item 3.    To approve in a non-binding and advisory vote, the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement;
Item 4.    To ratify the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2023; and
To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.
The Board of Directors has fixed the close of business on September 13, 2022, as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment or postponement thereof.
We will mail a notice of internet availability of proxy materials – Notice of Annual Meeting of Stockholders – to our stockholders on or about September XX, 2022.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE ANNUAL MEETING OF STOCKHOLDERS

The Notice of Internet Availability of Proxy Materials, Notice of Meeting,
Proxy Statement and Annual Report will be available free of charge at
www.envisionreports.com/AX.

By order of the Board of Directors,

September XX, 2022	Gregory Garrabrants
President and Chief Executive Officer

IMPORTANT: WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING, YOU SHOULD COMPLETE, SIGN, DATE AND RETURN THE PROXY CARD PROVIDED TO YOU. RETURNING THE PROXY CARD WILL ENSURE THAT YOUR VOTE WILL BE COUNTED AND IT WILL NOT PREVENT YOU FROM VOTING IN PERSON IF YOU CHOOSE TO ATTEND THE ANNUAL MEETING.

Axos Financial, Inc.
9205 West Russell Road, Suite 400
Las Vegas, Nevada 89148
PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
To Be Held at 2:00 PM Pacific Time, November 10, 2022
INTRODUCTION
This Proxy Statement is furnished to you in connection with the solicitation of proxies by the Board of Directors (the “Board of Directors” or the “Board”) of Axos Financial, Inc., a Delaware corporation (the “Company” or “Axos”), for use at the 2022 Annual Meeting of Stockholders, which will be held on Thursday, November 10, 2022, at 2:00 PM, Pacific Time, at our corporate headquarters at 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, and at any adjournment or postponement thereof (the “Annual Meeting”). The notice of internet availability and this accompanying Proxy Statement and the accompanying proxy card are first being mailed to stockholders on or about September XX, 2022.
YOUR VOTE IS IMPORTANT. PLEASE VOTE AS SOON AS POSSIBLE ONLINE, BY PHONE OR BY COMPLETING, SIGNING AND DATING THE PROXY CARD ENCLOSED WITH THIS PROXY STATEMENT AND RETURNING IT IN THE ENCLOSED POSTAGE-PAID ENVELOPE.
Some stockholders may have their shares registered in different names or hold shares in different capacities. For example, a stockholder may have some shares registered in his or her name, individually, and others in his or her capacity as a custodian for minor children or as a trustee of a trust. In that event, you will receive multiple copies of this Proxy Statement and multiple proxy cards. If you want all of your votes to be counted, please be sure to vote by completing all of your proxy cards, by telephone, or through the internet.
Who is entitled to vote?
If you were a holder of Axos Financial, Inc. common stock at the close of business on the record date of September 13, 2022 (the “record date”), either as a stockholder of record or as the beneficial owner of shares held in street name, you may direct a vote at the 2022 Annual Meeting. As of the record date, we had 59,970,752 shares of our common stock outstanding and entitled to be voted. Each share of common stock entitles its holder to one vote.
What does it mean to be a stockholder of record or beneficial holder and who can vote in person at the meeting?
Stockholder of Record: Shares Registered in Your Name. If on the record date, your shares were registered directly in your name with the Company’s transfer agent, Computershare, then you are a stockholder of record and you may vote in person at the Annual Meeting, or vote by proxy. Whether or not you plan to attend the Annual Meeting, we urge you to vote by completing your proxy card, by telephone, or through the internet, to ensure your vote is counted.
Beneficial Holder: Owner of Shares Held in Street Name. If on the record date, your shares were held in an account at a broker, bank, or other financial institution (collectively referred herein as “broker”), then you are the beneficial holder of shares held in “street name” and these proxy materials are being forwarded to you by that broker. The broker holding your account, or more commonly, the nominee of the Depository Trust Company, a registered clearing agency with which most major broker-dealers and banks deposit their securities, is considered the stockholder of record for purposes of voting at the Annual Meeting. As the beneficial holder, you have the right to direct your broker on how to vote the shares in your account. As a beneficial holder, you are invited to attend the Annual Meeting. However, since you are not a stockholder of record, you may not vote your shares in person at the Annual Meeting unless you request and obtain a valid proxy from your broker (known as a “legal proxy”) giving you the legal right to vote the shares at the Annual Meeting, as well as satisfy the Annual Meeting admission criteria set out in the notice of internet availability.
What is the effect of broker non-votes?
Under the rules that govern brokers, your broker or other nominee may not be permitted to exercise voting discretion with respect to some of the matters to be acted upon at the Annual Meeting. Thus, if you do not give your broker or nominee specific instructions, your shares may not be voted on those matters and will not be counted in determining the number of shares necessary for approval. As a result, we encourage you to communicate your voting decisions to your broker before the date of the Annual Meeting to ensure that your vote will be counted. Shares represented by such “broker non-votes” will, however, be counted in determining whether there is a quorum.

What constitutes a quorum?
Our Bylaws require that a quorum – that is, the holders of a majority of all of the shares of our common stock entitled to vote at the Annual Meeting – be present, in person or by proxy, before any business may be transacted at the Annual Meeting (other than adjourning the Annual Meeting to a later date to allow time to obtain additional proxies to satisfy the quorum requirement).
How do I vote by proxy before the meeting?
Before the meeting, you may vote your shares in one of the following three ways if your shares are registered directly in your name with our transfer agent, Computershare Trust Company, N.A.
•By Internet at www.envisionreports.com/AX;
•By telephone from the U.S.A., U.S. territories and Canada any time on a touch tone telephone call toll free 800-652-8683; or
•By mail by completing, signing, dating and returning the enclosed proxy card in the postage paid envelope provided.
Please refer to the proxy card for further instructions on voting via the Internet and by telephone.
Please follow the directions on your proxy card carefully. If your shares are held in a brokerage account in the name of a broker or other nominee (this is called “street name”), then you are the beneficial owner of the shares and these proxy materials are being forwarded to you by that organization. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting. You have the right to direct your broker on how to vote the shares in your account, and your ability to vote by telephone or via the Internet depends on the voting procedures used by your broker. You may receive a separate voting instruction form with this Proxy Statement, or you may need to contact your broker or other nominee to determine whether you will be able to vote electronically using the Internet or telephone.
May I vote my shares in person at the meeting?
If you are a stockholder of record, you may vote your shares at the meeting if you attend in person, even if you previously submitted a proxy card or voted by Internet or telephone. Please note that if you are a beneficial holder and you wish to vote at the meeting, you will not be permitted to do so unless you first obtain a legal proxy issued in your name from the broker-dealer or bank that holds your account.
How do I vote my shares held in the Company’s 401(k) Plan?
If you hold shares in an account under the Axos Financial, Inc. 401(k) Plan (the “Plan”), you will receive notification of the Company’s proxy materials availability, including the voting instruction card. You may direct the Plan trustee on how to vote your Plan shares by following the instructions included on the proxy card. Please note that, in order to permit the Plan trustee to tally and vote all the eligible Plan shares, your direction must be completed timely pursuant to the instructions in the proxy card. If you do not provide timely voting direction, the Plan trustee shall vote your Plan shares in the same proportion as the shares for which the Plan trustee received timely voting direction. The proportional voting policy is detailed under the terms of the Plan documents.
How can I revoke my proxy?
If you are a stockholder of record and have sent in your proxy, you may change your vote by revoking your proxy by means of any one of the following actions which, to be effective, must be taken before your proxy is voted at the Annual Meeting:
•Sending a written notice to revoke your proxy to Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary. To be effective, the Company must receive the notice of revocation before the Annual Meeting commences.
•Transmitting a proxy by mail at a later date than your prior proxy. To be effective, the Company must receive the later dated proxy before the Annual Meeting commences. If you fail to date or to sign that later proxy, however, it will not be treated as a revocation of an earlier dated proxy.
•Attending the Annual Meeting and voting in person or by proxy in a manner different than the instructions contained in your earlier proxy.
If you are a beneficial holder you may submit new voting instructions by contacting your broker. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the broker giving you the right to vote the shares.

How many votes do I have?
Each share is entitled to one vote. In order to vote, you must either designate a proxy to vote on your behalf, or attend the Annual Meeting and vote your shares in person. The Board of Directors requests that you submit your proxy so that your shares will count toward a quorum and be voted at the Annual Meeting.
How will the Board vote my proxy?
A properly executed proxy received by us prior to the Annual Meeting, and not revoked, will be voted as directed by the stockholder on that proxy. If a stockholder provides no specific direction, the shares will be voted as follows:
•FOR the election of the directors nominated by the Board – Item 1;
•FOR the approval of an Amendment to the Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law – Item 2;
•FOR the approval, in a non-binding and advisory vote, of the compensation of the Company’s Named Executive Officers as disclosed in this Proxy Statement – Item 3; and
•FOR the ratification of the selection of BDO USA, LLP as the Company’s independent registered public accounting firm for fiscal year 2023 – Item 4.
With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board or, if no recommendation is given, in their own discretion.
What vote is required to approve each item?
Proxies marked as abstentions or withheld votes will be counted as shares that are present and entitled to vote for purposes of determining whether a quorum is present. If a broker indicates on its proxy that it does not have discretionary voting authority to vote shares on one or more proposals at the Annual Meeting (a “broker non-vote”), such shares will still be counted in determining whether a quorum is present. Brokers or other nominees who hold shares in “street name” for the beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from the beneficial owner. However, brokers are not allowed to exercise their voting discretion with respect to the election of directors or other “non-routine” proposals without specific instructions from the beneficial owner. Of the matters on the agenda for the Annual Meeting, only the ratification of the selection of our auditors is considered to be a “routine” proposal for the purposes of brokers exercising their voting discretion.
Election of Directors. Assuming a quorum of the stockholders is present in person or by proxy at the Annual Meeting, a plurality of the votes cast is required for the election of directors. As a result, the four nominees who receive the highest number of votes cast will be elected as Class III directors. Abstentions and broker non-votes will have no effect on the results of the election of directors.
Amendment to the Certificate of Incorporation. The affirmative vote of the holders of a majority of the shares outstanding as of the record date and entitled to vote on this item will be required to amend the Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law. Abstentions and broker non-votes will have the same effect as a vote against this proposal.
Non-Binding and Advisory Vote on Compensation of Named Executive Officers. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the non-binding and advisory approval of the compensation of the Company’s Named Executive Officers. Abstentions will have the same effect as a vote against these proposals. Broker non-votes will have no effect on the results of this proposal.
Vote for the Ratification of Selection of Independent Registered Public Accounting Firm. The affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote on this item will be required for the ratification of the selection of BDO USA, LLP. Abstentions will have the same effect as a vote against this proposal.
Other Items. For each other item, the affirmative vote of the holders of a majority of the shares represented in person or by proxy and entitled to vote at the meeting will be required for approval. A properly executed proxy marked “ABSTAIN” with respect to any such matter will not be voted. Because abstentions represent shares entitled to vote, the effect of an abstention will be the same as a vote against a proposal. Broker non-votes will have no effect on the results of such a proposal.
Can I exercise rights of appraisal or other dissenters’ rights?
No. Under Delaware law, holders of our voting stock are not entitled to demand appraisal of their shares or exercise similar rights of dissenters as a result of the approval of any of the proposals to be presented at the Annual Meeting.

Who will bear the costs associated with this Proxy Statement?
The Company will bear the entire cost of preparing, assembling, printing and mailing the notice of internet availability and this accompanying Proxy Statement and proxy card and any additional material that may be furnished to stockholders. The Company has retained Georgeson LLC as our proxy solicitor in connection with the Annual Meeting for a fee estimated to be $15,000, plus reimbursement of out-of-pocket expenses.
ITEM 1. ELECTION OF DIRECTORS
Board Nominees – 2022
The Company’s Board is divided into three classes designated as Class I, Class II and Class III (see Corporate Governance, Board of Directors Composition and Independence). There are currently four Class III directors whose terms expire at the 2022 Annual Meeting. The members of the Board of Directors of the Company also are the members of the Board of Directors of Axos Bank (the "Bank"), a consolidated subsidiary of the Company. The Board of Directors, upon recommendation of the Nominating/Corporate Governance Committee, has nominated the four Class III directors named below for election to the Board to hold office for a three-year term expiring at the 2025 Annual Meeting or until a successor is elected and qualified. Unless otherwise instructed, the proxy holders named in the enclosed proxy intend to vote the proxies received by them for the election of these nominees. If, prior to the Annual Meeting, any nominee of the Board of Directors becomes unable to serve as a director, the proxy holders will vote the proxies received by them for the election of a substitute nominee selected by the Board of Directors as permitted by the rules of the Securities and Exchange Commission.
Vote Required and Recommendation of the Board of Directors
If a quorum is present and voting, the four Class III nominees receiving the highest number of votes will be elected to the Board. Because there are only as many nominees as there are directors to be elected at this year’s meeting, a director nominee is assured of being elected if he or she receives any “For” votes, regardless of how many negative votes (“Withhold”) are cast for that director.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE ELECTION OF EACH OF THE FOUR CLASS III NOMINEES NAMED BELOW.
Class III Director Nominees with Terms Ending at the 2025 Annual Meeting of Stockholders
James S. Argalas. Mr. Argalas age 51, has served as member of the Board of Directors since August 2011 and serves as member of the Audit Committee of the Board of Directors of the Company and the Bank and as member of the Asset/Liability Committee of the Board of Directors of the Bank.
Mr. Argalas brings to the Board extensive experience in the financial and investment sectors. In 2006, he founded Presidio Union, LLC, a company that specializes in providing financial analysis and corporate advisory services to early stage growth companies and their investors, taking an active role in developing ventures that have the potential to create significant stockholder value. Prior to founding Presidio Union, Mr. Argalas was a Principal at Watershed Asset Management and NM Rothschild, where he was responsible for investments in distressed credit, liquidations, real estate, special situations, and debt and equity investments in Asia-Pacific. Prior to joining Watershed, Mr. Argalas was an Associate Principal with McKinsey & Company and an Associate at Goldman Sachs. Mr. Argalas has a MBA from Kellogg Graduate School of Management (Northwestern University) with majors in Finance, Entrepreneurship and International Business; in addition, Mr. Argalas holds a Bachelor of Science degree in Engineering from the University of Michigan, and a Bachelor of Science degree in Foreign Service from Georgetown University.
The Company believes Mr. Argalas’ qualifications to serve on the Board, in addition to those discussed above, include his experience investing in complex debt securities, real estate and other special investment situations including investments in early stage financial technology ventures.
James J. Court. Mr. Court, age 60, has served as member of the Board of Directors since April 2011 and serves as Chair of the Compensation Committee of the Board of Directors of the Company and as member of the Technology Committee and the Compliance and Independent Credit Review Committee of the Board of Directors of the Bank.
Mr. Court currently is Chief Executive Officer of Navogen, LLC (“Navogen”), a business and technology consulting firm. Mr. Court started Navogen in December of 2018. Previously, Mr. Court served as Chairman and President of First American’s Property & Casualty Insurance Group (‘‘First American’’). Mr. Court joined First American in 1999 and has previously served in senior management roles including Chief Operating Officer and Chief Information Officer; his responsibilities at First American included overseeing all three Property & Casualty operating units. Prior to joining First American, Mr. Court held information technology and operations positions at MGE UPS Systems and Printronix, Inc. Further,

Mr. Court has led successful business and technology transformations in both the financial services and manufacturing sectors. Mr. Court holds a MBA from the Graziadio School of Business and Management at Pepperdine University, a Bachelor of Science degree in Information Systems from the University of Redlands, and an Associate degree in Electronic Engineering Technology.
The Company believes Mr. Court’s qualifications to serve on the Board, in addition to those discussed above, include his experience as CEO, COO and CIO for information technology firms as well his insurance industry knowledge, particularly real estate title insurance and property and casualty insurance.
Stefani D. Carter. Ms. Carter, age 44, has served as a member of the Board of Directors since August 2021 and serves as member of the Compensation Committee of the Board of Directors of the Company and as member of the Asset/Liability Committee of the Board of Directors of the Bank.
Ms. Carter has been a practicing attorney since 2005, specializing in civil litigation, legal compliance, and contractual disputes as well as providing general counsel and legal advice to both businesses and individuals. Ms. Carter serves as a litigation and regulatory shareholder at Ferguson Braswell Fraser Kubasta PC (“FBFK”), a full-service, DFW-based law firm, a position she has held since October 2020. Prior to joining FBFK, Ms. Carter served as Senior Counsel at the law firm of Estes Thorne & Carr PLLC for three years. From 2011 to November 2017, Ms. Carter served as a principal at the law firm of Stefani Carter & Associates, LLC. In addition, Ms. Carter served as an elected representative of Texas House District 102 in the Texas House of Representatives between 2011 and 2015. Between 2005 and 2011, Ms. Carter was employed as an associate at multiple law firms, including Vinson & Elkins, and served as a criminal prosecutor. Ms. Carter currently serves as the Lead Director, the Chair of the Nominating and Corporate Governance Committee, and as a Member of the Related Party Transactions Committee of Braemar Hotels & Resorts, Inc. (NYSE: BHR), a luxury lodging real estate investment trust. In addition, Ms. Carter currently serves as the Chairman of the Board of Directors, as a Member of the Nominating and Corporate Governance Committee, and as a Member of the Executive Committee of Wheeler Real Estate Investment Trust, Inc. (NASDAQ: WHLR), a retail real estate investment trust. Ms. Carter has a Juris Doctor from Harvard Law School, a Master's in Public Policy from Harvard University's John F. Kennedy School of Government, and a Bachelor of Arts in Government as well as a Bachelor of Journalism in News/Public Affairs from the University of Texas at Austin.
The Company believes that Ms. Carter's qualifications include her extensive experience in advising and counseling clients in civil litigation and contractual disputes, her many experiences as an elected official, and her experience serving on other public company boards.
Roque A. Santi. Mr. Santi, age 59, joined the Board of Directors of each of the Company and the Bank as of August 22, 2022. Mr. Santi has not yet been appointed to serve on a Board committee as the Board of Directors expects to make such an appointment as part of their regular committee assessment and appointment process.
Mr. Santi currently serves as Enterprise CFO with Roosevelt Management Company, LLC, in New York, where he develops and implements strategic plans and directs personnel responsible for the oversight of financial control function. Prior to joining Roosevelt Management, he served from 2010 to 2019 as President, CEO, CFO and board member for Elderlife Financial Services, LLC, where he organized the recapitalization and buildout of a national direct lending unit and developed a unique "financial concierge" service for the senior living industry during the financial crisis. From 2004 to 2019, Mr. Santi was President and CFO with ECC Capital Corporation. Mr. Santi's experience includes being a Partner with Ernst & Young LLP and Arthur Andersen LLP, and a Manager with Deloitte & Touche. Mr. Santi served as a member of the board of ElderLife Financial Services, LLC through 2021, and was a member of the board of Federal National Holdings, Inc. Mr. Santi has a bachelor's degree in Accounting from Pace University in New York, New York, and has been a Certified Public Accountant since 1988 – Certified in Maryland and Virginia (status - inactive).
The Company believes that Mr. Santi's qualifications to serve on the Board of Directors include his over 36 years of executive leadership and expertise in the lending and mortgage industry and experience in both large corporate and entrepreneurial C suites together with his experience serving on other boards.
Continuing Class I Directors for Terms Ending at the 2023 Annual Meeting of Stockholders
Tamara N. Bohlig. Ms. Bohlig, age 53, has served as member of the Board of Directors since August 2019 and serves as member of the Nominating/Corporate Governance Committee of the Board of Directors of the Company and as Chair of the Compliance and Independent Credit Review Committee and as member of the Technology Committee of the Board of Directors of the Bank.
Ms. Bohlig brings to her role as an Axos Financial board director more than twenty-five years of experience, including marketing 250+ investment products and 100+ platform services, as well as developing, launching, and managing 30 enterprise and consumer products and services. Collectively, her banking, finance, and technology leadership has helped drive billions in aggregate revenue and more than $75 billion in AUM. Most recently, she served as Chief Marketing Officer of SmartBiz

Loans, an AI-powered small business financing platform. Prior to SmartBiz, she served as Chief Marketing Officer of AssetMark, an NYSE-traded turnkey asset management platform serving financial advisors nationwide. Tamara draws on a long-standing “marketing as a growth engine” philosophy to lead initiatives ranging from brand strategy and marketing automation, to full-spectrum media and channel optimization programming. She also designed an algorithm-based lead-management scoring model, created an advisor-favorite event program earning unprecedented net-promoter scores, and helped bring the company public in July 2019. Previously, Tamara served as vice president across business development, client experience, and product management and marketing for Charles Schwab & Co., Inc.'s investor retail and investment management divisions. Leadership included designing a social selling program, optimizing client experience, overseeing product management and launch of a new line of ETFs, and positioning a proprietary product suite. Prior to Schwab, Tamara held vice president positions across statement and partnership marketing for JPMorgan Chase, N.A. (formerly WaMu and Providian), with highlights including a multimillion-dollar lead partnership with PayPal and a dual issuer relationship with MBNA and eBay. Her early career includes product marketing and management engagements at Logictier, Inc., and Hewlett-Packard, as well as sales and marketing roles for P&G and General Mills. Tamara is particularly passionate about shaping and inspiring teams around a realistic vision and strategy, clear leadership, and a shared commitment to practiced excellence. She holds two degrees from Northwestern University, including an MBA from The Kellogg School of Management, and a bachelor of arts in sociology.
The Company believes Ms. Bohlig’s qualifications to serve on the Board, in addition to those discussed above, include her directly relevant experience in the asset management and brokerage industries, specifically as it relates to business development, client experience, product management and marketing.
Nicholas A. Mosich. Mr. Mosich, age 67, has served as member of the Board of Directors since May 2009 and as Vice Chairman of the Board of Directors since October 2010. Mr. Mosich serves as member of the Audit Committee of the Board of Directors of the Company and the Bank and serves as Chair of the Asset/Liability Committee an as member of the Credit Committee of the Board of Directors of the Bank,.
Mr. Mosich has extensive knowledge of the real estate development and investment banking industries acquired through his career as a Managing Member of Ion Capital Partners, LLC/ Arroyo Vista Partners, LLC, both discretionary investment funds that acquire land for residential development projects in California. Mr. Mosich serves as General Partner of Southwest Aviation Complex, LP, a FBO operation at Van Nuys Airport and as General Partner of Vineyard Ventures, LP, a Washington real estate venture. Mr. Mosich also brings 40 years of capital markets and business management experience, most recently as an Executive Vice President and Board Member of The Seidler Companies Incorporated, a NYSE member firm (“Seidler”). While at Seidler, Mr. Mosich was responsible for overseeing its Private Client Service operations and Investment Banking Operations. He was a Managing Director of Seidler’s Community Bank Group, active in mergers and acquisitions, raising public and private capital for emerging growth banks including an active role as a co-manager of the Axos initial public offering. Previously, Mr. Mosich was a partner at McGoodwin James & Company, a venture capital firm headquartered in Costa Mesa. At McGoodwin, he was active in funding later stage venture companies and making private investments in public companies. Mr. Mosich completed his undergraduate degree (cum laude) at the University of Michigan and received a MBA from Stanford University.
The Company believes Mr. Mosich’s qualifications to serve on the Board, in addition to those discussed above, include his experience developing residential real estate in California and providing capital market services to small banks and other businesses.

Edward J. Ratinoff. Mr. Ratinoff, age 57, has served as a member of the Board of Directors since April 2010 and serves as a member of the Nominating/Corporate Governance Committee of the Board of Directors of the Company and serves as Chair of the Credit Committee of the Board of Directors of the Bank.
Mr. Ratinoff currently holds the position of Founder and Managing Principal of James Investment Partners, a privately-held real estate investment platform based in Los Angeles. Mr. Ratinoff previously served as Managing Director and Head of Acquisitions for Phoenix Realty Group, an institutional real estate investment firm focused on opportunistic multifamily investments. Mr. Ratinoff also held the position of Managing Director and west coast head for the J.E. Robert Companies. In this role, Mr. Ratinoff was responsible for all equity and debt transactions throughout the western US for the real estate investment funds sponsored by the firm and was a member of the investment committees for both JER Partners and JER Investors Trust (NYSE: JRT). Mr. Ratinoff has also served as Principal with FowlerFlanagan Partners and held senior positions focusing on real estate investment banking with McDonald Investments, Chase Securities and BT Alex Brown, executing public and private capital markets transactions for west coast-based real estate companies. Mr. Ratinoff received a Bachelor of Arts in Architecture and City Planning from the University of California, Berkeley, and a MBA from the J.L. Kellogg Graduate School of Management at Northwestern University.
The Company believes Mr. Ratinoff’s qualifications to serve on the Board, in addition to those discussed above, include his experience investing and managing multifamily real estate projects and providing capital markets financing for real estate assets.
Continuing Class II Directors with Terms Ending at the 2024 Annual Meeting of Stockholders
Gregory Garrabrants. Mr. Garrabrants, age 50, has served as President and Chief Executive Officer since October 2007 and as member of the Board of Directors of the Company and the Bank since March 2008.
Mr. Garrabrants brings to the Board more than 25 years of experience in financial services. Mr. Garrabrants also possesses particular strengths with respect to leadership and management skills. Prior to joining Axos Bank, Mr. Garrabrants was a senior vice president and the head of corporate business development at the nation’s seventh largest thrift focusing on entry into new business segments, mergers and acquisitions, joint ventures and strategic alliances. Before his senior executive roles at banking institutions, Mr. Garrabrants served the financial services industry as an investment banker, management consultant and attorney for over 15 years. He was an investment banker at Goldman Sachs specializing in advising management and directors on issues such as strategic planning, capital and liquidity management, balance sheet management, asset/liability management, and enhancement of stockholder value. Prior to Goldman Sachs, Mr. Garrabrants served as a management consultant at McKinsey & Company. At McKinsey, Mr. Garrabrants led teams that worked with senior management of money center banks, non-bank financial services companies, insurance companies and asset managers on strategy development, sales force effectiveness, risk management, organizational design and corporate restructuring. Prior to McKinsey, Mr. Garrabrants worked as a summer associate at Skadden, Arps, Slate, Meagher & Flom, Munger, Tolles & Olson, and Morrison & Foerster focusing on corporate and securities law and clerked for the Honorable Steven V. Wilson of the United States District Court for the Central District of California. Prior to graduate school, he began his career at Deloitte Consulting in the financial advisory services and litigation support practices. Mr. Garrabrants earned his Juris Doctorate, magna cum laude, from the Northwestern University School of Law and his MBA, with the highest distinctions, from the Kellogg Graduate School of Management at Northwestern University. He has a Bachelor of Science degree in Industrial and Systems Engineering and a minor in Economics from the University of Southern California where he graduated with high honors. He is a Chartered Financial Analyst and member of the California Bar.
The Company believes Mr. Garrabrants’ qualifications to serve on the Board, in addition to those discussed above, include his extensive experience in banking, investment banking, strategic planning and team leadership. The Company believes that his 15 years of service to the Company reflect his skills to attract high quality new customers, build new banking and securities products and services and to develop management teams responsive to current and future business changes.
Paul J. Grinberg. Mr. Grinberg, age 61, has served as member of the Board of Directors since April 2004 and as Chairman of the Board of Directors of the Company and the Bank since February 2017. Mr. Grinberg serves as Chair of the Audit Committee of the Board of Directors of the Company and the Bank, as Chair of the Nominating/Corporate Governance Committee of the Board of the Directors of the Company, and as member of the Compensation Committee of the Board of Directors of the Company and as member of the Compliance and Independent Credit Review Committee of the Board of Directors of the Bank.
Mr. Grinberg brings to the Board extensive executive management, operational, M&A, accounting and financial reporting expertise. Mr. Grinberg currently serves as the President of PG Mountain Capital, a company which provides consulting and advisory services to private equity and venture capital firms and their related businesses. Mr. Grinberg also serves as Chairman of Social Leverage Acquisition Corp I (NYSE: SLAC), a special purpose acquisition company formed to effect a business combination with one or more businesses. Mr. Grinberg previously served as an executive with Encore Capital

Group (Nasdaq: ECPG), an international specialty finance company with operations in fifteen countries, from September 2004 thru December 2018. His most recent position was President, International, overseeing Encore’s International operations. Before that, he served as Group Executive, International and Corporate Development and Executive Vice President and Chief Financial Officer. Prior to joining Encore, Mr. Grinberg served as President of Brio Consulting Group, a company he founded that provided financial strategy and consulting services to private equity and venture-backed companies. Before that, Mr. Grinberg served as Chief Financial Officer of Stellcom, Inc., a systems integration firm focused on providing mobile and wireless engineering solutions to Fortune 1000 companies, and as Executive Vice President and Chief Financial Officer of TeleSpectrum Worldwide, Inc., a publicly traded company that provided outsourced call center solutions to Fortune 500 companies. Mr. Grinberg began his career at Deloitte & Touche LLP, ultimately becoming a partner in the firm’s Merger and Acquisition Services Group. Mr. Grinberg earned a MBA (graduating Beta Gamma Sigma) from Columbia University and a bachelor’s degree in accounting (graduating magna cum laude) from Yeshiva University.
The Company believes Mr. Grinberg’s qualifications to serve on the Board, in addition to those discussed above, include his 18 years of experience in banking as a Director of the Company, his nearly 24 years of experience as a public company executive and CFO in the financial services industry, his public accounting experience including public and private company auditing, M&A advisory and his experience analyzing financial strategies for growing businesses.
Uzair Dada. Mr. Dada, age 55, has served as a member of the Board of Directors since January 2015 and serves as Chair of the Technology Committee and as member of the Credit Committee of the Board of Directors of the Bank.
Mr. Dada has a strong business and financial background focused on technology and marketing. He is the Founder and CEO (since 2001) of Iron Horse (IH), an award-winning growth marketing technology and services company serving an array of Fortune 500 and high tech companies. Under Mr. Dada's leadership, IH has introduced a suite of proprietary demand generation solutions and technologies that are widely recognized for their innovation. Mr. Dada led the IH team to develop atEvent - a first-of-its-kind mobile event lead management solution with full integration to most widely used marketing automation and CRM platforms. Mr. Dada is a graduate of UC Berkeley and the Kellogg School of Business at Northwestern University.
The Company believes Mr. Dada’s qualifications to serve on the Board, in addition to those discussed above, include his valuable online marketing technology and systems integration experience, his IT compliance and auditing experience and his strong business and financial background.

EXECUTIVE OFFICERS
The following information is furnished with respect to our executive officers. Unless otherwise noted, the positions listed are those the officers hold with the Bank as of the date of this Proxy Statement.

Officer Name[1]	Principal Occupation[2]
Gregory Garrabrants[2] Age - 50	President and Chief Executive Officer since October 2007. Mr. Garrabrants’ background and experience prior to joining the Company are discussed under Item 1. Election of Directors.
Eshel Bar-Adon[2] Age - 67
Executive Vice President, Strategic Partnerships and Chief Legal Officer since January 2011.

 Mr. Bar-Adon's experience includes serving as Executive Vice President and Chief Legal Officer of a leading specialty finance firm, Seneca One Finance, Inc. During his tenure, he served as Acting President and was a member of the company’s Executive Committee.

Thomas Constantine Age - 60
Executive Vice President, Chief Credit Officer since August 2010.

Mr. Constantine's experience includes serving as a senior examiner with the former Office of Thrift Supervision (OTS) and more than 35 years of experience in the banking and financial services industries previously working in various roles, including as a portfolio manager, commercial real estate loan officer, chief lending officer and chief credit officer before joining the Company.

Raymond Matsumoto Age - 67
Executive Vice President, Chief Operating Officer since October 2017.

Mr. Matsumoto was Executive Vice President and Chief Administrative Officer at CIT Group. He has also held executive positions at OneWest Bank and Indymac Bank. Mr. Matsumoto started his career having spent 18 years as a Senior Manager and Certified Public Accountant with KPMG, and as the Chief Financial and Operations Officer for a consumer food products company.

Andrew J. Micheletti[2] Age - 65
Executive Vice President, Finance since September 2021, Executive Vice President and Chief Financial Officer from 2001 to 2021.

Mr. Micheletti's experience include serving as Vice President – Finance for TeleSpectrum Worldwide Inc., an international provider of outsourced telephone and Internet services and as Managing Director, Chief Financial Officer of LPL Financial, an independent contractor securities broker-dealer.

David Park Age - 39
Executive Vice President, Commercial Banking and Treasury Management since July 2018.

Prior to joining the Company, Mr. Park was Executive Vice President and Head of Commercial Banking at Banc of California. From 2006 to 2016, Mr. Park held various roles during his 10 years at City National Bank, including Senior Vice President and Head of Business Banking and SBA Lending.

Ron Pitters Age - 55
Senior Vice President, Head of Securities and Digital Assets (former Chief Innovation Officer and Chief Information Officer) since 2014.

Prior to joining Axos, he was Founder and Managing Partner at MindAlign, a management consulting firm focused on technology transformations. Mr. Pitters served in leadership positions at ABN AMRO N.V. for 13 years. Mr. Pitters started his career in Currency and Commodities having spent 10 years as a trader with First Interstate Bank, Ltd. and ABN AMRO Bank.

Brian Swanson Age - 42
Executive Vice President, Head of Consumer Bank (formerly EVP, Residential Lending) since June 2013.

Prior to joining the Bank in February 2010, Mr. Swanson was a Vice President with Bank of America, piloting its dedicated purchase Call Center in Orange County, California. Mr. Swanson began his career as a Retail Loan Officer with e-Loan.

John Tolla[2] Age - 45
Executive Vice President, Chief Governance, Risk and Compliance Officer since June 2016, Senior Vice President Chief Governance Risk and Compliance Officer from June 2015 to June 2016, and Senior Vice President Audit and Compliance from December 2013 to June 2015.

Prior to joining the Company in 2013, Mr. Tolla held leadership roles at BearingPoint and Booz Allen where his primary focus was on regulatory compliance, strategy, process improvement, and risk management with special attention to clients operating in heavily regulated industries.

Derrick K. Walsh[2] Age - 40
Executive Vice President, Chief Financial Officer since September 2021, Senior Vice President and Chief Accounting Officer from February 2015 to September 2021, and prior to that First Vice President of Financial Reporting.

Before joining the Company in 2013, Mr. Walsh led the SEC & Regulatory Reporting functions at LPL Financial (“LPL”) from 2011 to 2013 where he gained his Series 7, 27 and 66 licenses (7 & 66 currently inactive) and was also responsible for various aspects of management reporting and investor relations. Mr. Walsh began his career in public accounting auditing financial institutions, where he earned his CPA license.

1 Officers are appointed for indefinite terms of office and may be removed or replaced by the Board or by the President/Chief Executive Officer.
2 The officer holds the same position with the Company and the Bank.
There are no family relationships among any of our directors and executive officers.

CORPORATE GOVERNANCE
The Role of the Board of Directors
The Board and senior management have adopted governance practices which emphasize stockholder value in accordance with highest standards of integrity. For example, nine of our ten directors (90%) meet the standards for independence set forth in NYSE listing requirement, well above the requirement that a majority of the board of directors must be comprised of independent directors. The members of the Board of Directors of the Company also are the members of the Board of Directors of the Bank, which accounts for substantially all of the Company’s consolidated operating results. The members of the Board of Directors keep informed about our business through discussions with senior management and other officers and managers of the Company, the Bank, and its securities business subsidiaries, by reviewing analyses and reports submitted to them by management and outside consultants, and by participating in Board and Board committee meetings.
Board of Directors Composition and Independence
The Board of Directors of the Company is authorized to have up to ten members and ten members are currently serving. In accordance with the terms of our Amended Certificate of Incorporation and Bylaws, our Board of Directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered three-year terms. The members of the classes are as follows:
•The Class I directors are Ms. Bohlig, Mr. Mosich and Mr. Ratinoff and their terms will expire at the 2023 Annual Meeting of Stockholders;
•The Class II directors are Mr. Garrabrants, Mr. Grinberg, and Mr. Dada and their terms will expire at the 2024 Annual Meeting of Stockholders;
•The Class III directors are Mr. Argalas, Mr. Court, Ms. Carter and Mr. Santi and their terms will expire at the 2022 Annual Meeting of Stockholders unless reelected for additional terms that will expire at the 2025 Annual Meeting of Stockholders.
The authorized number of directors may be changed by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one third of the directors. This classification of our Board of Directors may have the effect of delaying or preventing changes in our control or management. Our directors will hold office until their successors have been elected and qualified or until their earlier death, resignation, disqualification or removal for cause by the affirmative vote of the holders of at least 75% of our outstanding stock entitled to vote on election of directors.
The Board has determined that nine members of the Board meet the definition of “independent director” as the term is defined by applicable NYSE rules. Mr. Garrabrants is not an independent director because he is our President and Chief Executive Officer. In reaching these conclusions, the Board considered all relevant facts and circumstances with respect to any direct or indirect relationships between the Company and each of the non-management directors. The Board determined that any relationships that now exist, or that have existed in the past, between the Company and any of the non-management directors have no material effect on their independence.
All of the members of the Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee of the Board of Directors of the Company are independent directors.
Board of Directors Leadership Structure
Currently, Mr. Garrabrants serves as the President and Chief Executive Officer of the Company, while Mr. Grinberg, who is an independent director, serves as the Chairman of the Board of Directors. The Board of Directors believes that this leadership structure best serves the Company at this time because it allows Mr. Garrabrants to focus on the Company’s operations and strategy, while Mr. Grinberg, among his other Board of Directors and committee responsibilities, can provide independent leadership for the Board of Directors, set the agenda for meetings, and enable other directors to raise issues and concerns for consideration by the Board of Directors without immediately involving the President and Chief Executive Officer or other management.

The Board of Directors Role in Risk Oversight
The Board of Directors, together with the Audit Committee, the Compensation Committee, and the Nominating/Corporate Governance Committee of the Board of Directors of the Company as well as four risk committees that include, the Credit, the Compliance and Independent Credit Review, the Technology and the Asset/Liability committees of the Board of Directors of the Bank, coordinate with each other to provide enterprise-wide oversight of our management and risk management efforts. These committees report regularly to the Board of Directors on risk-related matters and provide the Board of Directors with insight about our management of strategic, credit, interest rate, financial reporting, technology, liquidity, compliance, operational, reputational risks, cybersecurity, and data privacy. In addition, at meetings of the Board of Directors and its committees, directors receive regular updates and reports from management regarding risk management practices, including credit quality, financial reporting, internal controls, compliance, legal matters, asset liability and liquidity management, among others. Furthermore, current risk management issues are discussed regularly with the Board of Directors and its committees.
Our Board of Directors is actively involved in oversight and review of the Company’s risk management efforts either directly or through its standing committees. The Company’s management is responsible for assessing and managing risk and communicating risks to the Board. The Enterprise Risk Management (“ERM”) program, led by certain officers of the Company, including Mr. Garrabrants, our President and Chief Executive Officer, with oversight from the Board, identifies and evaluates key business risks within the financial, operational, regulatory and strategic arenas to develop risk monitoring processes and response strategies to transfer, avoid, reduce or accept individual risks as appropriate. The ERM program assists management in determining appropriate risk tolerance levels which balance risk mitigation with opportunities to create stockholder value. ERM program leaders make regular reports to the Board regarding the ERM program’s risk identification, management and mitigation strategy recommendations.
While general oversight responsibility of risks and our ERM program is with the Board of Directors, its standing committees support the Board of Directors by regularly addressing various risks in each committee respective areas of oversight. Specifically, the Audit Committee primarily oversees those risks that may directly or indirectly impact our financial statements, including the areas of financial reporting, internal controls and compliance with public reporting requirements, while the Compensation Committee assists the Board of Directors in fulfilling its risk management oversight responsibilities associated with risks arising from director and executive officer compensation policies and practices. Each standing committee provides reports to the Board of Directors at regular meetings concerning the activities of the committee and of the actions taken by the committee since the last Board of Directors regular meeting.
Corporate Governance Principles
Our Board of Directors is committed to having sound corporate governance principles to assist in fulfilling the Board’s oversight responsibilities. These principles are essential to maintaining the Company’s integrity in the marketplace. Our Board of Directors has adopted Corporate Governance Guidelines that include a number of the practices and policies under which our Board operates, together with concepts suggested by various authorities in corporate governance and the requirements under the NYSE’s listed company rules and applicable regulations of the Securities and Exchange Commission. Some of the principal subjects covered by our governance guidelines include:
•Director Qualifications, which addresses a Board candidate’s independence, experience, knowledge, skills, expertise, integrity, ability to make independent analytical inquiries; his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account his or her employment and other board commitments.
•Responsibilities of Directors, including acting in the best interests of all stockholders; maintaining independence; developing and maintaining a sound understanding of our business and the industry in which we operate; preparing for and attending Board and Board committee meetings; providing active, objective and constructive participation at those meetings; and attending regularly scheduled executive sessions of the Board, without management.
•Director Access to Management and, as necessary and appropriate, Independent Advisors, including encouraging presentations to the Board from the officers responsible for functional areas of our business.
Board of Directors Meetings and Attendance
Our Board members are encouraged to prepare for and attend all Board of Directors and stockholder meetings and the meetings of the Board committees of which they are members. During the 2022 fiscal year, the Board of Directors of the Company held a total of eleven (11) meetings. During the 2022 fiscal year, all of our directors attended at least 75 percent of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which he or she served (in each case during the period he or she served). In addition to the meetings of the Board of Directors of the Company, the board of directors of the Bank met a total of ten (10) times. All of our directors except one attended our Annual

Meeting of Stockholders held October 2021. The Company encourages our directors, but does not require them, to attend our Annual Meeting of Stockholders.
Code of Conduct
We have adopted a Code of Business Conduct and Ethics that applies to all directors, officers, and employees of the Company and its subsidiaries, and a Code of Ethics for our principal executive officer, principal financial officer, principal accounting officer or controller and persons performing similar functions (collectively, the “Codes”). These Codes are critical to achieving our shared vision of an enterprise committed to business excellence and superior individual performance in a character driven meritocracy. Our Code of Business Conducts and Ethics can be found at the Governance section of our website at www.axosfinancial.com. A copy of the Code of Ethics may also be obtained via written request sent to Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary. We intend to comply with any legally required disclosures of any amendments to the Codes and any waivers of the requirements of the Codes that may be granted to our Chief Executive Officer, Chief Financial Officer or Chief Accounting Officer by disclosing such information on our website.
Other Governance Matters
You can access the Company’s Board committee charters, and other corporate governance materials, news releases and SEC filings, by visiting the Governance section of the Company’s website at www.axosfinancial.com.
Stockholders and other interested persons who wish to communicate with the Board of Directors, a specific director, the non-management members of the Board as a group, or any committee of the Board may send a letter to the Corporate Secretary at Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148. The Corporate Secretary may review the communications to ensure receipt by the appropriate director. Communications that are commercial solicitations, customer complaints, incoherent or offensive will be excluded.
Hedging and Pledging Policy
Our Insider Trading Policy includes provisions that prohibit Company personnel, including employees, officers and directors, from engaging in speculative securities transactions without prior written consent of the Chief Financial Officer, including, purchasing the Company’s securities on margin; short sales; buying or selling puts or calls; engaging in derivative transactions relating to the Company’s securities; and pledging Company securities.
COMMITTEES OF THE BOARD OF DIRECTORS
The Board of Directors of the Company has three standing committees: Audit, Compensation and Nominating/Corporate Governance Committee. The members of the Audit Committee of the Board of Directors of the Company also serve as members of the Audit Committee of the Board of Directors of the Bank and together are referred to herein as the “Audit Committee.” A description of the general functions, composition and number of meetings held by each Committee during 2022 fiscal year is set forth below.
Audit Committee. The current members of the Audit Committee are Paul J. Grinberg, Chairman; James S. Argalas, and Nicholas A. Mosich. All of the members of the Audit Committee are independent directors within the meaning of the NYSE listed company rules and meet the enhanced independence requirements for audit committee members contained in Rule 10A-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Our Board of Directors has determined that Mr. Grinberg and Mr. Mosich meet the definitions of “audit committee financial expert” adopted by the SEC and included in NYSE’s rules for listed companies. The Audit Committee has a written charter that specifies its responsibilities, which include oversight of the financial reporting process and system of internal accounting controls of the Company, and appointment and oversight of the independent public accountants engaged to audit the Company’s financial statements. Our Board of Directors, upon the recommendation of the Audit Committee, approved that charter. A copy of our Audit Committee Charter, which complies with applicable NYSE rules, is accessible at the Governance section of our website at www.axosfinancial.com. During fiscal year 2022, the Audit Committee of the Board of Directors of the Company held eighteen (18) meetings and the Audit Committee of the Board of Directors of the Bank held eight (8) meetings. The Audit Committee also meets with our outside auditors and members of management, separately.
Compensation Committee. The Compensation Committee is comprised of the following directors, all of whom are independent (as defined in the applicable NYSE listed company rules): James J. Court, Chairman, Paul J. Grinberg and Stefani D. Carter. The Compensation Committee assists the Board in discharging its responsibilities relating to compensation of the Company’s directors and executive officers. Each member of the Compensation Committee meets the “independent director” requirements within the meaning of the NYSE listed company rules. The Compensation Committee reviews and approves the salaries and establishes incentive compensation and other benefit plans and recommends compensation of our non-employee directors. Our Board of Directors has approved a charter setting forth the role and responsibilities of the Compensation

Committee. A copy of that charter, which complies with applicable NYSE rules, is accessible at the Governance section of our website at www.axosfinancial.com. The Compensation Committee held fourteen (14) meetings during fiscal year 2022.
Nominating/Corporate Governance Committee. The members of the Nominating/Corporate Governance Committee during fiscal year 2022 were Paul J. Grinberg, Chairman, Edward J. Ratinoff and Tamara N. Bohlig. The Nominating/Corporate Governance Committee assists the Board in selecting nominees for election to the Board, in assessing the performance of the Board and in monitoring the composition of the Board. Each member of the Nominating/Corporate Governance Committee meets the “independent director” requirements within the meaning of the NYSE listed company rules. The Board has adopted a charter setting forth the responsibilities of the Nominating/Corporate Governance Committee. A copy of that charter, which complies with applicable NYSE rules, is accessible at the Governance section of our website at www.axosfinancial.com. During fiscal year 2022, the Nominating/Corporate Governance Committee of the Board of Directors of the Company held five (5) meetings.
The Director Nominating Process. In identifying new Board candidates, the Nominating/Corporate Governance Committee seeks recommendations from existing board members and executive officers. The Nominating/Corporate Governance Committee also has the authority to engage an executive search firm and other advisors, as it deems appropriate, to assist it identifying qualified candidates for the Board.
In determining whether to nominate each of the director nominees, the Committee considers the following:
•Relevant Industry Experience, including banking, financial services, technology services, real estate, insurance and trust services. The Committee considers his or her understanding of our business and the business environment in which we operate; and the candidate’s ability and willingness to devote adequate time and effort to Board responsibilities, taking into account his or her employment and other board commitments.
•Public Company Experience, including experience serving on other public company boards, investor relations, familiarity with regulations.
•Expertise in Technology, including backgrounds in information systems, financial systems, IT controls and software integrations.
•Financial Acumen, including ability to make independent analytical inquiries about financial matters related to our business and the business environment in which we operate.
•Leadership Experience, including experience as a CEO, CFO, COO or other senior level position motivating employees, customers, and stockholders, etc.
•Legal and Compliance Experience, including experience with bank regulations, compliance, litigation and contract provisions.
The Nominating/Corporate Governance Committee conducts a comprehensive review of the activities and associations of each candidate to ensure that there are no legal impediments, conflict of interests or other considerations that might hinder or prevent service on the Board. In making its selection, the Nominating/Corporate Governance Committee bears in mind that the foremost responsibility of a director of a Company is to represent the interests of the stockholders as a whole. The Nominating/Corporate Governance Committee will consider candidates proposed by stockholders upon timely written notice to the Corporate Secretary. Any stockholder entitled to vote in the election of directors generally may nominate one or more persons for election as directors at an annual meeting of stockholders only if written notice of such stockholder’s intent to make such nomination or nominations has been given in accordance with our Bylaws. See Stockholder Proposals for 2023 Annual Meeting.

PRINCIPAL HOLDERS OF COMMON STOCK
The following table discloses information regarding beneficial ownership of the Company’s common stock by the only entities known by us to have beneficial ownership of more than 5% of the outstanding shares of our common stock on the record date. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act.

Name and Address of Beneficial Owner	Shares of Common Stock Beneficially Owned	Percent of Shares Outstanding[1]
BlackRock, Inc.[2] 55 East 52nd Street New York, NY 10055	8,747,300	14.59%
The Vanguard Group[3] 100 Vanguard Blvd. Malvern, PA 19355	5,711,997	9.52%
Don R. Hankey[4] c/o Hankey Group 4751 Wilshire Blvd, Suite 110 Los Angeles, CA 90010	3,607,392	6.02%

1	Percentage is calculated on the basis of 59,970,752 shares, the total number of shares of common stock outstanding on September 13, 2022.
2	Based on Schedule 13G filed with the SEC on January 28, 2022.
3	Based on Schedule 13G filed with the SEC on February 9, 2022.
4	Based on Schedule 13D filed with the SEC on November 14, 2012.

SECURITY OWNERSHIP OF DIRECTORS AND NAMED EXECUTIVE OFFICERS
Set forth below is certain information, as of the record date regarding the shares of the Company’s common stock that were owned, beneficially, by (i) each director, (ii) each of the current executive officers of the Company who are named in the Summary Compensation Table (the “Named Executive Officers”), and (iii) all of the current directors and executives as a group. Included in the common stock column below are restricted stock units, if any, that vest within 60 days after the record date. The percentage of outstanding shares of our common stock is based upon outstanding shares at the record date. Except as indicated in the footnotes to the table below, each person has sole voting and investment power with respect to the shares he or she beneficially owns. Beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The address of each director and officer is c/o Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148.

	Beneficial Ownership of Common Stock
Name	Number of Shares[1]	Percent of Outstanding Shares
Gregory Garrabrants[2]	1,739,846	2.90%
Andrew J. Micheletti[3]	542,186	*
Nicholas A. Mosich	77,694	*
James S. Argalas	70,526	*
Paul J. Grinberg[4]	68,222	*
James J. Court[5]	48,788	*
Edward J. Ratinoff	43,874	*
Brian Swanson[6]	43,209	*
Derrick K. Walsh[7]	30,651	*
Raymond Matsumoto[8]	21,610	*
Uzair Dada	20,073	*
Thomas Constantine[9]	14,934	*
Tamara N. Bohlig	5,582	*
Stefani D. Carter	1,000	*
Roque A. Santi	—	*

All current directors and executive officers as a group (19 persons)	2,889,721	4.81%

*	Less than one percent.
1	All fractional shares have been rounded to the closest whole share.
2
Mr. Garrabrants is the President, Chief Executive Officer and a director and 250,141 shares are pledged as security in a margin loan account. Such pledge was approved by the Chief Financial Officer under the Company’s Insider Trading Policy. Mr. Garrabrants beneficial ownership includes 2,144 shares held in his 401(k).

3	Mr. Micheletti is the former Chief Financial Officer. Mr. Micheletti’s beneficial ownership includes 2,497 shares held in his 401(k).
4	Mr. Grinberg is a director. 29,123 of such shares are pledged as security in a margin loan account. Such pledge was approved by the Chief Financial Officer under the Company’s Insider Trading Policy.
5	Mr. Court is a director. Mr. Court’s beneficial ownership includes 1,200 shares held by his spouse.
6	Mr. Swanson is a Named Executive Officer. Mr. Swanson’s beneficial ownership includes 2,111 shares held in his 401(k).
7
Mr. Walsh is the Chief Financial Officer. Mr. Walsh’s beneficial ownership includes 2,111 shares held in his 401(k) and includes 4,762 restricted stock units that are scheduled to vest within 60 days of September 13, 2022.

8	Mr. Matsumoto is a Named Executive Officer. Mr. Matsumoto’s beneficial ownership includes 797 shares held in his 401(k).
9	Mr. Constantine is a Named Executive Officer. Mr. Constantine’s beneficial ownership includes 2,032 shares held in his 401(k).

COMPENSATION OF NON-EMPLOYEE DIRECTORS
The Board of Directors of the Company, acting upon a recommendation from our Compensation Committee, annually determines the compensation of the non-employee directors for their service in the Board and its committees.

Key Principles	Significant Time Commitment
The Board and the Compensation Committee are guided by the following principles:

•Compensation should consist of a combination of cash and equity compensation awards that are designed to fairly pay the non-employee directors for work required for a company of our size and scope;

•Compensation should align the non-employee directors’ interests with the long-term interests of our stockholders; and

•Compensation should assist with attracting and retaining qualified non-employee directors.

In addition to preparation for and attendance of Board and Committee meetings (83 total in fiscal 2022), our non-employee directors are engaged in a variety of other ways, including:

•Receiving updates on significant developments; and

•Communicating and meeting with each other, senior management and regulators from time to time.

What We Do	What We Do Not Do
•Emphasis on Equity Compensation:

The majority of non-employee director compensation is in the form of equity-based awards (RSUs).

•Equity Ownership Requirements:

All non-employee directors are required to own at least five times his or her annual cash retainer in Common Stock of AX, with a five-year transition period.

•No fees for attending meetings - attendance is expected and compensation is not dependent on Board meeting schedule.

•No undue focus on short-term stock performance - pay aligns with compensation philosophy, not short-term fluctuations in stock price.

The Company does not pay director compensation to directors who are also our employees. All non-employee directors of the Company also serve on the Board of Axos Bank. The non-employee directors receive no additional compensation related to such service.
The Compensation Committee monitors non-employee director pay to ensure consistency with best practices so that our non-employee directors are appropriately compensated for the extensive services they provide to the Company. The Compensation Committee engaged its independent compensation consultant to analyze our non-employee director compensation program in light of the Company’s compensation principles for non-employee directors. The Compensation Committee took into account the advice of the independent compensation consultant in recommending non-employee director compensation for the 2022 fiscal year.
Role of the Compensation Consultant
The Compensation Committee’s independent compensation consultant is the company F.W. Cook. The approved scope of F.W. Cook’s work includes advising on CEO compensation and non-employee director compensation. Based on its review of relevant factors, the Compensation Committee assessed F.W. Cook’s independence and concluded that no conflict of interest existed that would have prevented F.W. Cook from independently advising the Compensation Committee. The independent compensation consultant reports directly to the Compensation Committee and takes instructions solely from the Compensation Committee
The forms and amounts of non-employee director compensation outlined below were recommended by the Compensation Committee and approved by the Board. Such amounts are consistent with the compensation awarded in fiscal 2022.

Cash Compensation
Company non-employee directors receive the following annual cash payments:

Role	Non-employee director	Premium	Total
Chairman[1]	$40,000	$66,000	$106,000
Vice-chairman[2]	40,000	26,000	66,000
Chairman of the Audit Committee[3]	40,000	26,000	66,000
Chairman of the Compensation Committee[4]	40,000	13,000	53,000
Other non-employee directors	40,000	—	40,000

1	For the Chairman role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
2	For the Vice-chairman role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
3	For the Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
4	For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Court receives this premium.
During fiscal 2022, the Company did not provide perquisites to any non-employee director in an amount that is reportable under applicable SEC rules and regulations. All non-employee directors are entitled to reimbursement for parking, travel and accommodation expenses incurred in connection with attendance at Board and Board committee meetings.
Equity Compensation
Each non-employee director is eligible for an annual grant of restricted stock units issued from our Amended and Restated 2014 Stock Incentive Plan, as recommended by our Compensation Committee and approved by the Board. The amounts of the annual non-employee director awards are discretionary from year-to-year. The restricted stock units that the Company awards to non-employee directors fully vest on each anniversary of the date of grant consistent with current market practices recommended by the independent compensation consultant. At vesting, each newly vested RSU is exchanged for a common share of Company common stock.
To directly align the interests of our non-employee directors with the interests of the stockholders, our Board has adopted stock ownership guidelines that require each non-employee director to maintain a minimum ownership interest in the Company. The current ownership guideline requires that a non-employee director acquire and maintain shares with a value of at least five times his or her annual cash retainer within five years of appointment to the Board or five years from February 27, 2019, whichever is later. All non-employee directors are either in compliance with this requirement or within the phase-in period.
For fiscal 2023, Company non-employee directors received the following grant of restricted stock units:

	Grants of Restricted Stock Units
Role	Non-employee director	Premium	Amount
Chairman[1]	6,000	10,500	16,500
Vice-chairman[2]	6,000	1,650	7,650
Chairman of the Audit Committee[3]	6,000	1,650	7,650
Chairman of the Compensation Committee[4]	6,000	600	6,600
Other non-employee directors	6,000	—	6,000

1	For the Chairman role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
2	For the Vice-chairman role, a premium is paid as compensation for additional responsibilities. Mr. Mosich receives this premium.
3	For the Chairman of the Audit Committee role, a premium is paid as compensation for additional responsibilities. Mr. Grinberg receives this premium.
4	For the Chairman of the Compensation Committee role, a premium is paid as compensation for additional responsibilities. Mr. Court receives this premium.
The Board believes that the cash and restricted stock unit premiums paid to non-employee directors holding each of the roles above is appropriate, and in reaching this conclusion, the Board considered many factors, including its key principles and significant time commitment of non-employee directors, the recommendation of the Compensation Committee and the analysis performed by the Compensation Committee’s independent compensation consultant.

On August 15, 2022, the Board authorized 62,400 restricted stock units to be granted under the Amended and Restated 2014 Stock Incentive Plan to eight of the non-employee directors. The grant of these fiscal year 2023 restricted stock units is equity compensation that has a value of $46.36 per unit consistent with the grant date’s closing price and fully vest on the anniversary date of the grant. Additionally, on August 22, 2022 the Board authorized 6,000 restricted stock units to be granted under the Amended and Restated 2014 Stock Incentive Plan to Roque A. Santi, a newly appointed non-employee director with a grant date of September 15, 2022. The grant to Mr. Santi is equity compensation that has a value of $40.83 per unit consistent with the grant date’s closing price and fully vest on the anniversary date of the grant.
In accordance with applicable SEC rules and regulations, the following table reports all compensation the Company paid to non-employee directors during fiscal 2022:
Non-employee Director Compensation in Fiscal 2022

Name	Fees Earned or Paid in Cash[1]	Stock Awards[2]	Option Awards	Non-Equity Incentive Plan Compensation	Changes in Pension Value and Nonqualified Deferred Compensation Earnings	All Other Compensation	Total
James S. Argalas	$40,000	$290,880	$—	$—	$—	$—	$330,880
J. Brandon Black[3]	13,333	290,880	—	—	—	—	304,213
Tamara N. Bohlig	40,000	290,880	—	—	—	—	330,880
Stefani D. Carter[4]	33,333	290,880	—	—	—	—	324,213
James J. Court	53,000	319,968	—	—	—	—	372,968
Uzair Dada	40,000	290,880	—	—	—	—	330,880
Paul J. Grinberg	132,000	879,912	—	—	—	—	1,011,912
Nicholas A. Mosich	66,000	370,872	—	—	—	—	436,872
Edward J. Ratinoff	40,000	290,880	—	—	—	—	330,880

1	The amounts in this column represent the annual cash fees paid to our non-employee directors for service during fiscal 2022.
2	The stock awards included for each non-employee director above consists of Restricted Stock Units. The value for each of these awards is its grant date fair value calculated by multiplying the number of units subject to the award by the NYSE closing price per share on the date such award was granted. The table below shows the award number of units, the grant date, the per-unit fair value, and the total grant date fair value for the stock awards shown.
3	Mr. Black resigned from the Board of Directors effective November 1, 2021.
4	Ms. Carter commenced service on the Board on August 31, 2021.

EXECUTIVE COMPENSATION
Executive Officers
Biographical information for the Company’s fiscal 2022 named executive officers (“NEOs”) is set forth in the following table below as of September XX, 2022.

Name	Age	Position
Gregory Garrabrants	50	President and Chief Executive Officer
Thomas Constantine	60	Executive Vice President, Chief Credit Officer
Raymond D. Matsumoto	67	Executive Vice President, Chief Operating Officer
Andrew J. Micheletti	65	Executive Vice President, Finance and former Chief Financial Officer
Brian Swanson	42	Executive Vice President, Head of Consumer Bank
Derrick K. Walsh	40	Executive Vice President, Chief Financial Officer
Mr. Garrabrants has served as the President and Chief Executive Officer (“CEO”) of Axos Financial, Inc. and Axos Bank since October 2007. Mr. Garrabrants’ background and experience prior to joining the Company are discussed above under Item 1. Election of Directors.
Mr. Constantine has served as the Chief Credit Officer of Axos Bank since August 2010. Prior to joining Axos Bank, Mr. Constantine served as a senior examiner with the Office of Thrift Supervision, as a commercial real estate loan officer for George Elkins Mortgage Banking Company and as an executive officer at First Bank of Beverly Hills, where he assumed positions of increasing responsibility, including Portfolio Manager, Chief Lending Officer, and finally Chief Credit Officer.
Mr. Matsumoto has served as the Executive Vice President, Chief Operating Officer of Axos Bank since October 2017. Prior to joining Axos Bank, Mr. Matsumoto was Executive Vice President and Chief Administrative Officer at CIT Group. He has also held executive positions at OneWest Bank and Indymac Bank. Mr. Matsumoto started his career having spent 18 years as a Senior Manager Certified Public Accountant with KPMG, and as the Chief Financial and Operations Officer for a consumer food products company.
Mr. Micheletti has served as the Executive Vice President, Finance of Axos Financial, Inc. and Axos Bank since September 2021 and as Executive Vice President and Chief Financial Officer of Axos Financial, Inc. and Axos Bank from April 2001 until September 2021. Prior to joining the Bank, Mr. Micheletti was Vice President – Finance for TeleSpectrum Worldwide Inc., an international provider of outsourced telephone and Internet services and a Managing Director, Chief Financial Officer of LPL Financial, an independent securities broker-dealer.
Mr. Swanson has served as the Executive Vice President, Head of Consumer Bank since August 2019 and as Chief Lending Officer of Axos Bank since August 2013. Prior to joining the Bank in February 2010, Mr. Swanson was a Vice President with Bank of America, piloting its dedicated purchase Call Center in Orange County, California. Mr. Swanson began his career as a Retail Loan Officer with e-Loan.
Mr. Walsh has served as the Executive Vice President and Chief Financial Officer (“CFO”) of Axos Financial, Inc. and Axos Bank since September 2021, as Senior Vice President and Chief Accounting Officer of the Company since 2015, and joined the Company in 2013. Prior to joining the Company, Mr. Walsh led the SEC & Regulatory Reporting department at LPL Financial, an independent securities broker-dealer and began his career in public accounting auditing financial institutions.
Compensation Discussion & Analysis
The following Compensation Discussion and Analysis (“CD&A”) of compensation arrangements of our NEOs for fiscal year 2022, should be read together with the compensation tables and related disclosures set forth below. The discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs. This CD&A also explains how the compensation of our NEOs aligns with the interests of our stockholders, and is intended to provide perspective on the compensation information contained in the tables that follow this discussion. The Compensation Committee of the Board of Directors of the Company is responsible for assisting the Board of Directors in determining and maintaining the Company’s compensation programs consistent with the objectives set forth below. The Compensation Committee approves all the forms of compensation, including the base salary, bonus, and both the value and mix of equity awards for the Company’s NEOs.

Record Setting Company Performance
Fiscal Year 2022 Financial Results and Operating Highlights
The Company achieved another year of record earnings with year-over-year net income growth of 11.6%, growth in diluted earnings per share of 11.5%, year-over-year asset growth of 22.0% and return on equity of 15.6%. The Company recognized an increase in total net loans of 23.4%.
The Company improved its net interest margin to 4.13% in fiscal 2022 compared to 3.92% in fiscal 2021. The Company continued its strong credit performance with net charge-offs in fiscal 2022 to average loans of only two basis points. In addition to improving its net interest margin, the Company achieved a number of quantitative and qualitative milestones in 2022 including:
•Closing on the acquisition of E*TRADE Advisor Service on August 2, 2021, which was rebranded to Axos Advisor Services and contributed $29.2 million in non-interest income in fiscal 2022;
•Successfully completing a subordinated debt offering of $150.0 million at 4.00% immediately prior to market rate increases;
•Return on average assets remained strong at 1.57% for the fiscal year ended June 30, 2022;
•Loan originations for investment for the fiscal year ended June 30, 2022 increased to $10.4 billion, up 60% compared to the fiscal year ended June 30, 2021;
•Increased non-interest bearing deposits by $2.5 billion to $5.0 billion;
•Recognized on Keefe, Bruyette and Woods’ (“KBW”) 2022 Bank Honor Roll as one of 17 banks with the distinction of reporting consecutive increases in annual earnings per share over the past decade who hold more than $500 million in total assets; and
•Maintained strong Tier 1 Leverage capital ratios of 9.25% and 10.65% for Axos Financial and Axos Bank, respectively.
Over the last decade, the common stock of the Company has provided an average annual return of 21.9% to investors based on changes in market value and a corresponding compounded increase in earnings per share of 21.2%.
The following graph compares the total return of our common stock (“TRS”) over the last 15 fiscal years, starting June 30, 2007, the first year under the leadership of our current CEO, through June 30, 2022, with (i) the companies included in the total return for the U.S. NASDAQ Index, and (ii) the banks included in the total return for the ABA NASDAQ Community Bank Index (“ABAQ”).
The graph assumes $100 was invested in the Company’s common stock, in U.S. NASDAQ Composite Total Return Index (ticker: XCMP) and in ABAQ Total Return Index (ticker: XABQ) on July 1, 2007. The indexes assume reinvestment of dividends.

The executive compensation plans were designed when the Company’s stock was traded on the NASDAQ Global Select Market. Since October 1, 2018, the Company’s stock has traded on the New York Stock Exchange (“NYSE”). See “Company Stock Performance” on page 41 of our 10-K for a chart comparing the Company’s stock to an NYSE Index.
The Company continues to increase net income, revenue, diluted earnings per common share (“EPS”) and book value per common share as reflected in the graphs below for fiscal years ended June 30;

Net Income
Dollars in millions
$300.0
$250.0
$200.0
$150.0
$100.0
$50.0
$-
$134.7
$152.4
$155.1
$183.4
$215.7
$240.7
2017
2018
2019
2020
2021
2022

Book Value per Common Share

$30.00
$25.00
$20.00
$15.00
$10.00
$5.00
$-
$13.05
$15.24
$17.47
$20.56
$23.62
$27.48
2017
2018
2019
2020
2021
2022

This performance continues the Company’s historical trend of ongoing improved performance, with 11 consecutive years of year-over-year increases in net income and diluted earnings per common share, dating to 2011. In addition, the Company has achieved strong five-year compound annual growth rates (“CAGR”) in several key areas, including:

·      5-Year CAGR of Net Income:  12.3%

·      5-Year CAGR of Revenue:  13.6%

·      5-Year CAGR of Earnings Per Diluted Common Share:  13.6%

·      5-Year CAGR of Book Value Per Common Share:  16.1%

·      5-Year CAGR of Deposits:  15.1%

·      5-Year CAGR of Loans:  13.8%

Loans
Dollars in billions
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
$7.4
$8.4
$9.4
$10.6
$11.4
$14.1
2017
2018
2019
2020
2021
2022

Deposits
$16.0
$14.0
$12.0
$10.0
$8.0
$6.0
$4.0
$2.0
$-
Dollars in billions
$6.9
$8.0
$9.0
$11.3
$10.8
$13.9
2017
2018
2019
2020
2021
2022

Return on Average Assets

2.00%
1.60%
1.20%
0.80%
0.40%
0.00%
1.68%
1.68%
1.51%
1.53%
1.52%
1.57%
2017
2018
2019
2020
2021
2022

Guiding Principles and Compensation Practices
Our executive compensation program is designed to attract, motivate and retain a talented, entrepreneurial and creative team of executives who will provide leadership for the Company’s success in dynamic and competitive markets. We design our executive compensation program to be driven by performance, rewarding our executives for creating value for stockholders. We have a pay-for-performance philosophy for executive compensation based on the following principles:
•Performance Expectations. We have clear performance expectations of our executive team, and the design of our executive compensation program reflects these expectations. Our Compensation Committee sets forth the performance expectations for our CEO and our CEO sets forth the performance expectations for the rest of our executive team. Each executive officer’s performance is evaluated on a regular basis against pre-defined and documented performance objectives. Each executive officer must demonstrate exceptional personal performance in order to remain part of the executive team. We believe that individuals who underperform should either be removed from the executive team with their compensation adjusted accordingly, or be dismissed from the Company. A substantial portion of each executive’s pay is performance-based compensation that is variable based on the Company or business unit’s annual and long-term operating performance and long-term stockholder returns.
•Emphasis on Long-Term Equity Incentives. Our executive compensation program emphasizes long-term stockholder value creation by compensating executives with restricted stock units (“RSUs”) earned based upon performance criteria in a particular year and then vested on a time-based vesting basis over three-years for NEOs other than the CEO and four years for the CEO. The Compensation Committee believes performance-based requirements for grants of RSUs, which then vest on a time-based vesting schedule are the most effective way to attract and retain a talented executive team and align executives’ interests with those of stockholders. As a result, our executive compensation program is weighted considerably toward long-term equity awards rather than cash compensation and our executives generally hold significant unvested RSUs at any particular time. This practice is intended to create a substantial retention incentive, encourage our executives to focus on the Company’s long-term success, and align executive interests with the long-term interests of our stockholders.
•Competitive With Industry Peers. We believe total compensation packages for our executive officers should be sufficiently competitive with industry peer companies to enable the Company to attract and retain top executive talent, while being consistent with the Company’s objective of maintaining a competitive and efficient cost structure and aligning executive compensation to Company performance and stockholder value. Compensation should be commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees. The Company’s compensation programs reflect its position as a leading technology oriented financial institution in a highly competitive, and dynamic industry, recognizing that the Company competes for executive talent with commercial banks, investment banks, financial technology start-ups, and technology companies.

Fiscal 2022 Compensation Program and Pay Decisions
Fiscal 2022 was another outstanding financial performance year for the Company, as we exceeded our financial objectives and ranked among the top percentile of our industry peers in terms of return on equity and return on assets. Our 2022 executive compensation awards reflect both financial and operational results our Board of Directors determined critical to our long-term strategic objectives. The connection between our performance results and named executive officer compensation awards continues to be at the forefront of the Compensation Committee’s decision-making. In addition to financial performance, the Compensation Committee takes into account risk management practices (including internal controls) within the organization, including the results of federal and state regulatory examinations and internal and independent audits throughout the year.
In making pay decisions, the Compensation Committee reviews Company, peer and individual performance as well as the results of market data prepared by the Compensation Committee’s independent compensation consultant. The Compensation Committee’s executive compensation decision for the CEO is determined by a binding written agreements. For NEOs, other than the CEO, the Compensation Committee receives input from the CEO and reviews peer data and utilizes its business judgment to determine compensation.
Below is a summary of our 2022 compensation programs with respect to the compensation of our NEOs:
Compensation Programs
The key components of our fiscal 2022 executive compensation program for named executive officers consists of a base salary, a short-term performance-based cash incentive, a long-term performance-based restricted stock unit incentive, and a 401(k) plan. The Compensation Committee reviews and determines executive compensation for the CEO at the end of the fiscal year and awards cash and share-based bonuses for other executives semi-annually.
The following table summarizes the primary elements of the Company’s direct compensation arrangements and how such elements support the Company’s other compensation objectives in the short and long term:
Elements of Direct Compensation

Element	Character	How Compensation Objectives Are Met
Base Salary	Short-Term	Compensation is commensurate with the role, scope and complexity of each executive’s position relative to other executives and employees.
Annual Non-Equity Incentive Plan Compensation (Cash Bonus)	Short-Term	Varies based on the Company attaining annual performance measures that are aligned with the business strategy and stockholders’ interests.
Long-Term Incentive Compensation (Restricted Stock Units)	Long-Term	Varies based on long-term total stockholder return (“TSR”) and promotes stockholders’ interests.
Benefits and Perquisites	Short-Term	Establishes limited perquisites in line with market practice that include health and welfare insurance coverage and 401(k) plan benefits on the same basis as our general employee population.
Long-Term Equity Incentive Compensation
The Company designed its Amended and Restated 2014 Stock Incentive Plan (the “2014 Plan”) with a focus on aligning NEO incentives with long-term stockholder value. Restricted stock unit awards are used by the Company to create a long-term incentive program.
The restricted stock unit awards granted under the 2014 Plan are awarded to NEOs based on achievement of performance objectives and then generally vest over three years, one-third on each one-year anniversary of the award. Mr. Garrabrants’ awards currently vest over four years, one-fourth at the end of each fiscal year. Expense related to Mr. Garrabrants’ awards from an employment agreement effective July 1, 2017 is recognized over a period of nine years based upon Monte Carlo calculated values amortized using the graded vesting method. Effective January 1, 2022 the CEO’s employment agreement renewed automatically for one year with the same long-term equity incentive for Mr. Garrabrants that is expensed over five years based upon Monte Carlo calculated values amortized using the graded vesting method. The expense for the awards of all other NEOs is amortized over the three-year vesting period following the grant.

Compensation Practices
We follow sound compensation practices to support our guiding principles.

What We Do	What We Don’t Do
Pay For Performance – A significant percentage of direct compensation is based upon measurable performance goals.
Risk Management – We prohibit short sales, transactions in derivatives of the Company’s securities, including various hedging type transactions, without prior approval.
Performance-Based, Long-Term Equity – We emphasize long-term equity awards in our pay mix.

At-Will Employment – We employ our executive officers at will.

Responsible Use of Equity – We manage our equity award program responsibly, awarding only approximately 1.69% of weighted average shares outstanding (on a fully diluted basis) in 2022.

No Tax Gross Ups – We do not offer gross-ups of related excise taxes.
Special Perquisites – We do not provide executive perquisites that are not available to other employees generally.
Re-Pricing or Repurchase of Underwater Equity Awards – Unless our stockholders approve, we do not permit the repricing or repurchase of underwater stock options or stock appreciation rights.
Pension or Other Special Benefits – We do not provide pensions or supplemental executive retirement, deferred compensation, health, or insurance benefits.
No “Single Trigger” Severance Payments or equity vesting on Change In Control - Our employment agreements do not have “single-trigger” cash severance payments resulting solely from the occurrence of a change of control.

Equity Compensation Practices
To directly align the interests of our executives with the interests of the stockholders, our Board maintains Company common stock (“shares”) ownership guidelines, that require each senior vice president and above to maintain a minimum ownership interest in the Company. The current ownership guideline requires executives to acquire and maintain shares having a market value equal to at least eight times annual salary for the CEO, five times annual salary for the CFO, three times annual salary for executive vice presidents, and one and a half times annual salary for senior vice presidents, within five years of appointment to the position or five years from February 27, 2019, whichever is later.
Stockholder and Proxy Feedback
Our annual say-on-pay vote is one of our opportunities to receive feedback from stockholders regarding our executive compensation program. We were pleased to receive approximately 75% of voted shares in support for our advisory say-on-pay proposal at our 2021 Annual Meeting of Stockholders, and we are striving for even greater support this year. We continue to actively seek feedback from stockholders to better understand what motivated their votes and what actions we could take to address their concerns about our executive compensation program. Our Compensation Committee considered the vote results and the feedback we received as it evaluated the compensation opportunities provided to our executive officers.
We have discussions with our stockholders on an ongoing basis regarding various corporate governance topics, including executive compensation. Our Chairman, CEO, CFO, and Head of Investor Relations met or held discussions with stockholders. We have met with substantially all of the top fifty institutional stockholders representing approximately 60% of total stock ownership.
We pursue multiple avenues for stockholder engagement, including in-person and teleconference meetings with our stockholders, participating at various conferences, conducting shareholder perception studies through a third-party service provider, and issuing periodic reports on our activities. We participated in a total of 12 virtual or in-person investor conferences and four virtual non-deal roadshows in calendar year 2021, resulting in 22 days during the year meeting investors. According to the IR Magazine Global Roadshow Report 2021, the average small capitalization company spends 10 days a year on roadshows meeting investors and the average mid-cap company spends 12 days a year on roadshows meeting investors. Our stockholder engagement efforts are in line with, or better than, these benchmarks.
At these meetings or in these discussions, our stockholders were provided the opportunity to discuss executive compensation and other governance issues with the Company. With respect to executive compensation, the primary responses received were:
•say-on-pay vote decisions generally follow stockholder advisory recommendations without significant independent review by the investment arms of our investors, but, despite this, those stockholder advisory recommendations should be carefully reviewed and considered;

•compensation plans that are grandfathered under Internal Revenue Code Section 162(m) should remain in place given their tax efficiency and not be “materially modified” in order to maximize the tax deductibility of executive compensation for as long a timeframe as possible;
•stockholders significantly valued the level of insider ownership, particularly that of our Chief Executive Officer, who holds over ninety times his base salary in shares of the Company’s stock; and
•tying compensation specifically to share price performance versus banking industry performance under the CEO employment agreement was a desirable component of a performance-based plan.
The Company is committed to continuing its engagement with our stockholders on executive compensation matters to understand their views concerning our executive compensation philosophy, policies and practices. Although the Company is bound by existing formulaic contractual arrangements with the CEO, the Compensation Committee will continue to consider stockholder feedback and the results of say-on-pay votes when making future decisions with regard to new contractual relationships and the compensation of executives whose compensation is not governed by long-term agreements.
Peer Group
The Compensation Committee reviews compensation practices and program design at peer companies to inform its decision-making process so it can set total compensation levels that it believes are commensurate with Axos’ peers and its performance. The Compensation Committee reviews compensation components at peer companies, including salaries and target bonus levels comparing them to specific market percentiles. The Compensation Committee believes that, in general, performance targets should be set above peer company performance targets (e.g., higher return on equity targets, higher growth targets), and that executives should bear greater multi-year downside from poor performance and greater multi-year upside benefit from strong performance.
At the time of entry into the employment agreement with Mr. Garrabrants in 2017, the peer group selected by the Compensation Committee with the advice of an independent compensation consultant (the “Peer Group”) consisted of thirteen publicly traded banks within the same industry and having the same eight digit GICS classification as the Company, with median assets of $9.8 billion, as of December 31, 2016, and an asset size range from $4.9 billion to $18.9 billion. The thirteen banks comprising the Peer Group consist of the following:

Banc of California (BANC) Bank of Hawaii Corporation (BOH) Bank OZK (OZK) CVB Financial Corp (CVBF) Eagle Bancorp (EGBN) FCB Financial Holdings (FCB)** First Financial Bankshares (FFIN)	Home Bancshares (HOMB) Opus Bank (OPB) * Trustco Bank Corp / NY (TRST) United Community Banks (UCBI) Washington Federal (WAFD) Western Alliance Bancorporation (WAL)
* In 2020, Opus Bank was acquired by Pacific Premier Bank.
** In 2019, FCB Financial Holdings was acquired by Synovus Financial Corp.
The Peer Group has been developed and used to benchmark the compensation of our executives as discussed in more detail below.
Chief Executive Officer
The Chief Executive Officer’s compensation plan is based upon peer analysis and forward-looking performance metrics. Although the Compensation Committee recognizes the value of the Chief Executive Officer’s capabilities, diversity of skill sets, quality of education and work experience, and history of success, the Compensation Committee relies on forward looking performance criteria and peer analysis to determine compensation. The Chief Executive Officer’s compensation plan has a lower level of fixed compensation than comparable peers and highly variable cash and restricted stock unit compensation components payable only upon strong overall financial performance of the Company in the fiscal year.
Mr. Garrabrants became the CEO of the Company on October 23, 2007. Since October 23, 2007, the Company’s market capitalization has increased over $2.0 billion, from approximately $60 million to $2.1 billion as of June 30, 2022 representing an annual compounded return of approximately 28%. During the same time period the compound annual growth rate in earnings per common share was approximately 19%. The total return to stockholders achieved by the Company during Mr. Garrabrants’ tenure as CEO has significantly exceeded the Russell 2000® Index, the S&P 500®, the NASDAQ Composite and the XABQ (NASDAQ Community Bank Total Return Index)1. The table below provides total stockholder returns through the end of fiscal year 2022.

Total Stockholder Returns Over the History of Our CEO’s Employment Through Fiscal 2022:

Measurement Period	Axos	Russell 2000® Index	S&P 500®	NASDAQ Composite	XABQ[1]
Since Appointment On 10/23/2007	1,925%	109%	149%	284%	90%
7/1/2012 - 6/30/2022 (10-year)	626%	114%	178%	250%	163%
7/1/2017 - 6/30/2022 (5-year)	51%	21%	56%	57%	14%
Fiscal Year 2022	(23)%	(26)%	(12)%	(36)%	(6)%
1. XABQ includes banks and thrifts or their holding companies listed on The NASDAQ Stock Market as selected by the American Bankers Association.
CEO Base Salary
The Chief Executive Officer’s base salary was set at $700,000, the 8th percentile of the Peer Group (meaning that 92% of the Peer Group CEO’s had a higher base salary at time of entry into the agreement), for fiscal year 2018 and all future contract years in the CEO’s employment agreement entered into on July 1, 2017 (the “Agreement”), which was automatically renewed in January 2022. Since Mr. Garrabrants was appointed CEO in 2007, his salary has been set pursuant to his multi-year employment agreements and he has not received a base salary increase during the term of these employment agreements.
CEO Short-Term Cash Incentive Compensation
In the Agreement, the Chief Executive Officer’s base salary plus Annual Target Cash Bonus was set at the 56th percentile of the Peer Group. The CEO’s Annual Target Cash Bonus is equal to 150% of base salary for the term of the Agreement ($700,000 × 150% = $1,050,000). The short-term cash incentive is set in accordance with the following formula:
Annual Cash Bonus ($) = Annual Target Cash Bonus × (Individual Factor) + 2% (After-Tax Net Income - Target Net Income)
Target Net Income = Monthly Average Common Equity Over the Fiscal Year × 15%
Fiscal Year 2022 Calculation
•After-Tax Net Income was $240,716,000
•2022 Fiscal Year Return on Average Equity = 15.61%
•Average Common Equity was $1,542,142,404
•Target Net Income = $1,542,142,404 × 15% = $230,121,361
2022 Fiscal Year Annual Cash Bonus ($) = $1,050,000 × (0.97) + 2% ($240,716,000 - $230,121,361) = $1,230,387
If the Company fails to achieve a 15% return on average common equity, the cash bonus is reduced in accordance with the Annual Cash Bonus Formula. In the event that the return on equity is sufficiently below the 15% target in any fiscal year, the annual target cash bonus is reduced to zero, and any negative amount calculated by the formula is carried forward to reduce future cash bonus payments in a subsequent fiscal year. For example, solely for hypothetical illustrative purposes, if the Company had fiscal year 2021 net income of $0, monthly average common equity over fiscal 2021 of $1 billion, and assuming the individual factor is 1.0, then the incentive compensation would be calculated as follows:
Cash Incentive Compensation = ($1,050,000) × (1.0) + 2% (0 - 15% × $1,000,000,000) = $1,050,000 - $3,000,000 =
-$1,950,000
Under the above hypothetical illustrative example, no annual cash bonus would be payable to the CEO for fiscal year 2022. If the Annual Cash Bonus Formula results in a negative dollar amount, as it does in the hypothetical illustrative example above, no incentive compensation payments would be made and future incentive compensation amounts would be reduced until any future positive incentive compensation amounts accumulate to exceed the aggregate cumulative negative incentive compensation amount resulting from the Annual Cash Bonus Formula in past years. The cumulative negative incentive compensation is capped at $2.1 million and, for the avoidance of doubt, such negative incentive compensation amount is not subject to recoupment in the event the CEO is no longer employed by the Company at the time the next annual bonus would otherwise be payable.
The plan was designed in this manner to make it inherently based on long-run Company performance and provide no incentives to shift earnings unproductively across fiscal years or fiscal quarters, due to the cumulative negative incentive compensation impact. The target return on average common equity is fixed at 15%, and is not adjusted based on prior-year performance or negotiated operating budgets. The fixed return on common equity target mitigates incentives to take strategic actions to influence subsequent targets. In addition, the amount of net income required to reach the 15% return on common equity target grows with the book value of the Company’s equity, providing assurances to stockholders that above-target incentive compensation amounts are only realized after achieving superior returns on the equity invested in the Company.
The $1,230,387 bonus was paid to the CEO in September 2022 upon the issuance of the fiscal 2022 audited financial statements with an unqualified audit opinion.
Rationale For 15% Return on Equity Goal
According to the performance criteria set by the Compensation Committee, in order for the CEO to earn the full annual target cash bonus, the Company must achieve an annual return on average common equity equal to at least 15%. In order to set the 15% goal, the Compensation Committee evaluated return on equity rates for 812 exchange-traded banks tracked by SNL Financial Global Market Intelligence. Of the 812 exchange-traded banks tracked by SNL Financial Global Market Intelligence, the average three-year return on equity was 7.84% (equally weighted average) and 8.73% (market weighted average). Of these 812 banks, only 26 (3.2%) achieved three-year (2014-2016) average returns on equity of 15%.  Of these 26 banks that had three-year average return on equity of 15%, only three had a market capitalization over $1 billion as of December 31, 2016 and only two had a market capitalization over $2 billion. The Board believes industry performance data demonstrates that this 15% return on equity target is a highly rigorous performance metric achieved by few public banks in any one year and even fewer consistently at the Company’s size. The Compensation Committee set the annual target bonus slightly above the peer group average (at 56% rather than 50%) because the Agreement’s baseline return on equity target to reach the annual target bonus is set at approximate the 97th percentile of all exchange-traded banks so that the target cash bonus would be paid only for exceptional performance.
The Peer Group average return on common equity in calendar year 2015 was 11.39% and for calendar year 2016 was 10.93%. Only two of the 13 companies in the Peer Group reached 15% return on average common equity in the 2016 calendar year and one peer reached 15% return on average common equity in both calendar year 2015 and 2016.
To illustrate numerically the goal rigor of the 15% return on equity target, the following calculation uses the 812 Exchange Listed Banks performance in 2018, the first year of the contract. If the Company’s performance was equal to the average market weighted exchange traded bank’s three-year average return on equity of 8.73%, the cash bonus would be eliminated for the fiscal year. Additionally, a negative balance would be carried forward into future years of $68,565 that would then be deducted from any future cash bonus award under the contract.
 Cash Bonus Incentive Calculation At 8.73% Market Average Return on Equity of 812 Exchange Listed Banks

Cash Incentive Compensation = ($1,050,000) × (1.0) + 2% ((8.73% - 15%) × $891,991,000) = $1,050,000 - $1,118,565 = -$68,565
The return on equity that would result in zero bonus under the plan and no negative carry-forward in future years is approximately 9.1%, which exceeds the return on equity of more than 70% of the 812 exchange listed banks reviewed.
The Individual Factor
The individual factor allows the Compensation Committee to determine specific non-financial management objectives (“MBOs”) that are not reflected in realized net income. The individual factor is determined based upon predetermined goals set by the Compensation Committee and discussed with the CEO prior to the fiscal year with 1.0 representing satisfactory achievement of all objectives, but may range from .8 (failure to achieve objectives) to a maximum of 1.2 (exceeds satisfactory achievement of all objectives). With respect to performance against the MBOs, the members of our Compensation Committee evaluated the CEO’s performance against the MBOs. The evaluation included an analysis of Mr. Garrabrants’ performance against all of his individual MBOs, which included, but were not limited to: achievement of satisfactory results from audits, regulatory examinations, and other risk-reviews, capturing meaningful new business relationships, successfully completing acquisitions of other companies, launch and improvement of software platforms, enhancing the executive team, and creating new business units. After conducting a thorough review of Mr. Garrabrants’ performance against the MBOs, the Compensation Committee determined that Mr. Garrabrants’ MBO performance had been achieved at target and set the individual factor for performance equal to 0.97 for fiscal year 2022. Mr. Garrabrants’ fiscal year 2022 accomplishments include, but are not limited to:
•Completing acquisition of a registered investment advisor custody business;
•Achieving record earnings and EPS;
•Increased non-interest bearing deposits by $2.5 billion to $5.0 billion; and
•Refining and executing on the Company’s business strategy.

CEO Restricted Stock Unit Award Calculation Description
The annual restricted stock unit award is a long-term incentive designed to provide a risk-balanced approach to executive compensation. Once earned based on achievement of pre-determined performance targets, the restricted stock units granted to the Chief Executive Officer vest over four years, one-fourth at the end of each fiscal year, encouraging actions which improve the long-term growth in the Company’s common stock price and discouraging excessive risk taking. Restricted stock unit awards to the CEO pursuant to the Agreement are based on the Company’s total return to stockholders (“TRS”) above or below the XABQ banking index (“bank index performance”). As a result, the CEO is not rewarded for external market factors that increase stock returns across the banking sector, and is not (overly) penalized for market factors decreasing sector-wide returns. The XABQ Index is a total return index that includes reinvestment of all cash distributions of the ABAQ index members on the ex-date. The ABAQ index is the index most closely populated with companies that resemble the bank’s competition and trade on the NASDAQ.
The Chief Executive Officer’s target equity award was set such that total target compensation – including the sum of the base salary, target cash bonus, and the target equity grant – would approximate the 65th percentile of total compensation for CEOs in the Peer Group. The Compensation Consultant recommended setting target total compensation above the peer-group median because of the higher return on equity hurdle requirement to reach target cash awards, the significant greater formulaic multi-year downside risk present in the Agreement vs. Peer Group compensation plans, and the long-term nature of the Agreement. Historically, the Compensation Committee has not made any adjustments to the CEO’s compensation over the contract term despite upward adjustments of Peer Group compensation over the terms of the CEO’s contract.
The CEO’s target equity award was determined based on the beginning market capitalization of the Company prior to the beginning of each fiscal year during the term of the Agreement in accordance with the following table:

Beginning Market Capitalization	Target Equity Award
<$2.0 Billion Market Cap	$2,500,000
$2.0 Billion - $2.5 Billion Market Cap	$3,000,000
$2.5 Billion - $3.5 Billion Market Cap	$3,500,000
$3.5 Billion or More Market Cap	$4,000,000

This target equity grant is increased or decreased by relative over-performance or underperformance of the Company’s stock vs the bank index performance in accordance with the following formula (the “Equity Award Formula”):
Equity Award (Shares) = (Equity Award ($)) ÷ (Beginning Stock Price)
Equity Award ($) = (Target Award ($)) × (Individual factor) + 2% (Company’s TRS - XABQ Index Return) × (Beginning Market Cap)
In the event that the Company’s TRS in any fiscal year is lower than the percentage return of the bank index, the Equity Award Formula reduces the value of the baseline equity grant by an amount that could eliminate the CEO’s equity award entirely or result in the equity award value being a negative number. If the CEO’s equity award value determined under the Equity Award Formula is a negative number in any fiscal year, it will reduce the value of the baseline equity award, if any, in subsequent fiscal years. In the event that the calculated value of an equity award is negative, the baseline equity award for the fiscal year is reduced to zero and the negative value is carried forward to be utilize as a baseline for the subsequent fiscal year’s determination of the CEO’s restricted stock unit award. Any negative equity award value amount is not subject to clawback or recoupment from prior years’ awards in the event the CEO is no longer employed by the Company at the time the next annual incentive award would be payable. By reducing the baseline equity award value in subsequent fiscal years, no equity award will be made for the calculation year unless the Company’s TRS in the subsequent year or years is sufficiently in excess of the bank index performance to compensate fully for any prior year’s deficit.
The Agreement measures the relative TRS for the fiscal year based on the change in the Company’s share price during that period, taking into account any dividends paid either by the Company or the index, which is assumed to be reinvested in the applicable company.
The Beginning Stock Price is the average daily stock price in the final month of the prior fiscal year, which mitigates incentives to manipulate prior year-end stock prices and mitigates the impact of one-day or short-term stock price fluctuations. Beginning Market Cap is calculated by multiplying the number of shares outstanding at the end of the prior fiscal year by the Beginning Stock Price. The Target Equity Award is determined by the table described above and will adjust up or down in accordance with the beginning market capitalization of the Company. The Individual Factor is the same as the individual factor used in the cash incentive compensation plan described above. The Company’s Annual Stockholder Return includes reinvested dividends and the XABQ Index Return is the annual return of the ABAQ Index including reinvested dividends.

If the Company’s annual stockholder return is lower than the XABQ Index, the Chief Executive Officer’s Target Award is reduced by this calculation. If the Equity Award is negative in any year, future equity awards are reduced or eliminated until the cumulative negative value is compensated by outperformance of the Company’s share price vs. the XABQ Index. For example, and solely for hypothetical illustrative purposes, if the Company had a target equity award of $3,500,000 in fiscal year 2022, an individual factor of 1.0, a 10% annual return compared to the XABQ Index of 20%, a beginning share price of $30 and a beginning market cap of $2.5 billion, the CEO’s equity award for fiscal 2022 would be calculated as follows:
Equity Award ($) = ($3,500,000 × 1.0) + 2% (10% - 20%) × ($2,500,000,000) = $3,500,000 - $5,000,000 = ($1,500,000)
Equity Award (Shares) = ($1,500,000) ÷ $30 = (50,000) shares
In the example above, no equity award would be granted, and the negative value associated with 50,000 shares (negative $1,500,000) would reduce any future positive equity awards. The Compensation Committee believes the symmetric upside rewards and downside penalties associated with the Restricted Stock Unit Award Formula – coupled with the reliance on relative performance vs. the Peer Group – provides stronger incentives to create stockholder value than more typical plans that provide awards during unprofitable years and fail to carry forward negative performance over a multiyear period.
The Compensation Committee adopted the methodology in the Agreement in order to link long-term compensation more closely to TSR, reward performance relative to the Peer Group, discourage risk taking due to the long-term formulaic negative carry forward, adjust current share awards in the event of the Company’s share price underperformance, and encourage long-term investments that will result in the market recognizing long-term value creation rather than simply annual increases in earnings. RSU grants in any fiscal year are limited to 480,000 shares. If the Equity Award calculated under the Equity Award Formula exceeds the maximum grant of 480,000 shares, the CEO will receive a cash payment in Performance Units equal to the value on the date of the award between the number of shares calculated pursuant to the Equity Award Formula and the value of 480,000 shares (based on the Beginning Stock Price). The Performance Units “if any” will vest and be paid over a minimum of four years (subject to a maximum annual payment of $3,000,000).
Impact of One-Year Renewal of Agreement on CEO Restricted Stock Unit Award Grant Date
The Agreement was automatically renewed on January 1, 2022 for a term beginning on July 1, 2022 and ending June 30, 2023, (the “Renewal”) since no notice of non-renewal was provided by either the Company or CEO. The RSU or other long-term equity incentive award the Company became obligated to grant the CEO in connection with the Renewal will not be granted to the CEO until September 2023, if at all. The award is contingent on the CEO remaining employed by the Company until September 2023 and is subject to other requirements for vesting of the grants under the Agreement. The grant to be issued in conjunction with the Renewal is treated for accounting purposes as if the RSU award was granted on January 1, 2022. Specifically, in accordance with Accounting Standards Codification (“ASC”) 718, an estimate of the equity award was made on January 1, 2022 using Monte Carlo simulation to generate estimated future prices of the Company’s stock, estimated future Company TSR and estimated future total returns on the XABQ index. With these outputs, the Company estimated the future number of restricted stock units and values. For accounting purposes, the Company charges the value across the future vesting periods using a grading method to determine grant-date expense attributable to future years.
The Company graded or spread the award expense as required under ASC 718 across the service period and the four-year vesting periods. As a result, the Company will recognize the five-year $8.8 million estimate for the RSU awards as compensation expense to be amortized over each of the following five and one-half years as follows:

FY 2022	FY 2023	FY 2024	FY 2025	FY 2026	FY 2027
$1,197,754	$2,395,509	$2,395,509	$1,516,225	$888,165	$399,674
The information appearing in this section “Impact of One-Year Renewal of Agreement on CEO Restricted Stock Unit Award Grant Date” and the tables above shall not be deemed a substitute for the information set forth in the Summary Compensation Table and other tables included below. In accordance with Item 402, the entire estimated value of the RSU award of $8.8 million appears as one grant in the Summary Compensation Table.

Fiscal Year 2022 Performance and CEO RSU Award Calculation

Measurement Period	Axos	Russell 2000® Index	S&P 500®	NASDAQ Composite	XABQ
Fiscal Year 2022	(23)%	(26)%	(12)%	(36)%	(6)%
At the conclusion of fiscal year 2022, the Company’s TSR of -23% was less than the -6% total return of the XABQ index. Under the terms of the Agreement the CEO was not granted an RSU award or performance-based RSU award based on actual measurement of TSR of the Company for the fiscal year 2022. The underperformance compared to the TSR of the XABQ Index created a deficit of $6,404,183 that will need to be overcome in future years before additional equity awards are provided. As an example, if the 2023 TSR of the Company exceeds the TSR of the XABQ Index by $5,000,000 based on the calculation described on the preceding pages, the CEO will not receive an RSU or performance-based RSU award and would be at a deficit of $1,404,183 (($6,404,183) + $5,000,000) that would carry forward into the 2024 calculation if not surpassed in the 2023 calculation.
Chief Financial Officer
At the time of Mr. Walsh’s appointment to CFO effective September 23, 2021, the CEO recommended and the Compensation Committee approved the establishment of the CFO’s base salary at $300,000 and a target bonus of 250% of base salary payable in any combination of cash and stock compensation. There was no predetermined or mathematical weightings for the CFO’s compensation. In determining the CFO’s compensation package, the CEO and Compensation Committee reviewed and considered market data for Peer Group CFOs as well as peer and individual performance.
Upon the appointment of Mr. Walsh to CFO, Mr. Micheletti (former CFO) transitioned to the role of Executive Vice President (“EVP”), Finance. Effective September 23, 2021, the CEO recommended and the Compensation Committee approved the establishment of the EVP, Finance’s base salary at $350,000 and a target bonus of 100% of base salary in cash. There were no predetermined or mathematical weightings for the EVP, Finance’s base salary or cash bonus; rather, the Compensation Committee and CEO considered peer and individual performance.
Other Named Executive Officers
With regard to the compensation paid to each Named Executive Officer other than the Chief Executive Officer, the Chief Executive Officer is authorized to evaluate and review the performance of each Named Executive Officer (other than himself) and recommends their compensation packages to the Compensation Committee for approval, with consideration for regional and industry standards. In determining compensation awarded to the other Named Executive Officers for fiscal year 2022, the Compensation Committee and Chief Executive Officer performed a global review of both overall and relative individual Named Executive Officer performance, peer bank NEO compensation levels, business unit performance and corporate performance. There were no predetermined or mathematical weightings; rather, the Compensation Committee and Chief Executive Officer considered the overall performance of each executive, including consideration of unplanned events and issues emerging during the fiscal year. Based on their evaluation, the Compensation Committee and Chief Executive Officer used their judgment in making compensation determinations for each of the other Named Executive Officers. As a general rule, bonuses for the other Named Executive Officers are targeted between 200% and 300% of base salary in cash and stock compensation. The Named Executive Officers have a lower level of fixed compensation compared to peers and a variable performance-based bonus consisting of both cash and restricted stock units. In undertaking the compensation determinations, the Chief Executive Officer and Compensation Committee conduct the following steps on an annual basis:
•evaluate employee performance against specified business objectives;
•review business performance targets and objectives; and
•sets base salary levels, and amounts and targets for incentive cash bonus plan.
CEO Pay Ratio
Rules of the Securities and Exchange Commission require most publicly traded companies to provide information regarding the relationship of the median annual total compensation of our employees, other than our Chief Executive Officer, to the annual total compensation of Mr. Garrabrants, our Chief Executive Officer.
We identified the median employee by calculating the total compensation of all persons excluding the CEO who were employed by us as of June 30, 2022, including full time and part time employees. We considered regular pay for salaried and hourly employees, overtime, equity compensation and taxable cash benefits, including cash incentive payments, and referral fee income, for the fiscal year ended June 30, 2022 as reflected by our internal payroll records. We made annualizing adjustments to the compensation of full time employees who joined us mid-year.

We then ranked the fiscal 2022 compensation received by all of the employees in our employee population other than our CEO to determine our median employee. Once we identified our median employee, we calculated such employee’s annual total compensation in the same manner as our named executive officers’ compensation is determined for purposes of the Summary Compensation Table.
Based on this methodology, we determined that:
•The annual total compensation of our median employee was $81,481.
•The annual total compensation of Mr. Garrabrants, our Chief Executive Officer, was $13,734,823.
•The ratio of Mr. Garrabrants’ total compensation for 2022 to that of the median employee was 169 to 1.
Mr. Garrabrants’ restricted stock unit award included in his fiscal 2022 compensation calculation is highly dependent on the Company’s performance in fiscal 2023 as described in the preceding pages, and may not be realized by Mr. Garrabrants. If the Company does not significantly outperform its peers in fiscal 2023, Mr. Garrabrants’ would not be awarded any restricted stocks units and his received compensation would be reduced to $4,941,987 and the ratio to median employee to 60 to 1.
Potential Payments Upon Termination or Change in Control
A change in control may be in the best interest of our common stockholders. We believe it is appropriate to align the compensation of the Chief Executive Officer and the Chief Financial Officer with the benefits of our stockholders. Since their long-term stock compensation is designed to be significant and such compensation vests in future years, we provide them with accelerated vesting of restricted stock units and cash compensation in certain situations where we believe a change in control of the Company and (or) terminating them is in the best interest of the common stockholders. Generally, such compensation is not significant to the Chief Executive Officer or the Chief Financial Officer if such termination is the result of material failures in the performance of their duties as generally described in their employment contracts.

Summary Compensation Table
The following table shows all compensation earned and equity incentives awarded during fiscal year 2022 and the last two fiscal years for our Chief Executive Officer, Chief Financial Officer appointed September 23, 2021, former Chief Financial Officer and the other three most highly compensated executive officers. All individuals listed in the following table are referred to in this Proxy Statement as the “Named Executive Officers.”

Name	Year[1]	Salary[2]	Non-Equity Incentive Plan Compensation[3]	Bonus[4]	Stock Awards[5]	All Other Compensation[6]	Total
Gregory Garrabrants	2022	$700,000	$4,230,387	$—	$8,792,836	$11,600	$13,734,823
	2021	700,000	$4,474,758	—	—	9,750	5,184,508
	2020	700,000	4,232,235	—	—	9,250	4,941,485
Thomas Constantine[7]	2022	310,000	—	435,000	410,077	11,600	1,166,677
Raymond Matsumoto	2022	365,000	—	535,000	480,040	11,600	1,391,640
	2021	320,000	—	400,000	360,024	11,400	1,091,424
	2020	300,000	—	355,000	315,037	11,200	981,237
Andrew J. Micheletti	2022	350,000	—	225,000	1,619,970	11,600	2,206,570
	2021	245,000	250,000	—	817,740	11,400	1,324,140
	2020	245,000	250,000	—	841,500	11,200	1,347,700
Brian Swanson	2022	310,000	—	386,000	370,039	9,750	1,075,789
	2020	285,000	—	498,000	514,112	9,750	1,306,862
	2019	275,000	—	395,300	322,609	9,500	1,002,409
Derrick Walsh[8]	2022	300,000	—	430,000	866,164	9,750	1,605,914

1	Fiscal year in which salary and non-equity incentives and bonuses were earned. For stock awards, the fiscal year of the accounting grant date.
2	Salary approved by the Compensation Committee in September 2021.
3	Payments for Non-Equity Incentive Plans were earned in accordance with the employment contracts of Mr. Garrabrants and Mr. Micheletti. Mr. Garrabrants includes cash bonus plus $3.0 million of vested performance units during the year.
4	Bonus earned during the fiscal years listed.
5
Aggregate value of restricted stock unit awards based upon the performance year and calculated in accordance with ASC 710 and 718. The actual value at the end of the vesting period may be significantly higher or lower than the value presented depending upon the market value of the common stock at that time.

For Mr. Garrabrants, the $8.8 million value of the stock award for fiscal 2022 included in the table above, represents the ASC 718 aggregate grant date value of the RSU award issuable in connection with the renewal of his employment agreement. See the section “Impact of One-Year Renewal of Agreement on CEO Restricted Stock Unit Award Grant Date” for a further description of this award. While ASC 718 requires a deemed grant date of January 1, 2022, this award would not actually be issued, if at all, until September 2023. As required by Item 402 of Regulation S-K, the table above presents the aggregate grant date value notwithstanding the RSU award represents a multi-year incentive award. The presentation required by Item 402 with respect to this award reduces the comparability of Mr. Garrabrants’ compensation year-over-year because it presents a multi-year incentive award as only being compensation in a single year. The resulting expense allocation will be spread across all vesting years in accordance with ASC 718. The total of the compensation expense of $8.8 million will be recognized in the income statement over fiscal years 2022 through 2027.

6	All other compensation amounts are 401(k) matching contributions.
7	Mr. Constantine became a NEO in fiscal year 2022.
8	Mr. Walsh was appointed CFO and became a NEO in fiscal year 2022. Mr. Walsh received a one-time grant of 10,000 RSUs upon promotion to CFO.

Grants of Plan-Based Awards in Fiscal Year 2022
The table below shows all plan-based awards that the Company made during fiscal year 2022 to the Named Executive Officers:

Name	Grant Date	Estimated Possible Future Payouts Under Non-Equity Incentive Plan Awards			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: Number of Shares of Stock or Units[1]	Closing Price of Stock on Date of Grant	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold (#)	Target (#)	Maximum (#)
Gregory Garrabrants[2]	08/25/21	$—	$—	$—	—	—	—	478,353	$26.50	$12,676,355
	01/01/22	—	—	—	—	—	—	113,909	77.19	8,792,636
Thomas Constantine	08/25/21	—	—	—	—	—	—	4,075	49.09	200,042
	03/23/22	—	—	—	—	—	—	4,513	46.54	210,035
Raymond Matsumoto	08/25/21	—	—	—	—	—	—	4,482	49.09	220,021
	03/23/22	—	—	—	—	—	—	5,587	46.54	260,019
Andrew J. Micheletti	08/25/21	—	—	—	—	—	—	33,000	49.09	1,619,970
Brian Swanson	08/25/21	—	—	—	—	—	—	3,504	49.09	172,011
	03/23/22	—	—	—	—	—	—	4,255	46.54	198,028
Derrick Walsh	09/23/21	—	—	—	—	—	—	10,000	46.61	466,100
	09/24/21	—	—	—	—	—	—	4,288	46.65	200,035
	03/23/22	—	—	—	—	—	—	4,298	46.54	200,029

1	Restricted stock units for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant, for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.
2	In the proxy statement from four years ago, the July 1, 2017 award to Mr. Garrabrants was presented as five years of estimated RSU awards totaling 596,259 RSUs at an average price of $34.38 determined through a Monte Carlo simulation in accordance with ASC 718. The grant-date estimate of RSUs to be issued and their estimated total fair value of $20.5 million (shown in the FY2018’s proxy statement) is the sum of the estimated award for each fiscal 2018 through 2022. The award earned in fiscal 2021 and granted in fiscal 2022 (as discussed on page 29) does not result in any additional ASC 718 expense to the Company. The January 1, 2022 award to Mr. Garrabrants (to be issued in September 2023, if the Company significantly outperforms its peers, in connection with the renewal of his employment agreement) reflects estimated RSU awards totaling 113,909 RSUs at an average price of $77.19 determined through Monte Carlo simulation in accordance with ASC 718.

Outstanding Equity Awards at Fiscal Year-End 2022
This table shows the equity awards that have been previously awarded to each of the Named Executive Officers and which remained outstanding as of June 30, 2022 all of which consist of restricted stock units:

	Restricted Stock Unit Awards
Name	Number of Shares or Units of Stock That Have Not Vested	Date of Grant[1]	Market Value of Shares or Units of Stock That Have Not Vested[2]
Gregory Garrabrants	358,764	08/25/21	$12,861,689
Thomas Constantine	2,223	09/06/19	79,695
	2,938	03/12/20	105,327
	4,574	08/31/20	163,978
	2,303	03/19/21	82,563
	4,075	08/25/21	146,089
	4,513	03/23/22	161,791
Raymond Matsumoto	1,831	09/06/19	65,641
	3,428	03/12/20	122,894
	4,843	08/31/20	173,622
	2,303	03/19/21	82,563
	4,482	08/25/21	160,680
	5,587	03/23/22	200,294
Andrew J. Micheletti	11,000	09/06/19	394,350
	22,000	08/31/20	788,700
	33,000	08/25/21	1,183,050
Brian Swanson	2,136	09/06/19	76,576
	3,118	03/12/20	111,780
	6,352	08/31/20	227,719
	3,556	03/19/21	127,483
	3,504	08/25/21	125,618
	4,255	03/23/22	152,542
Derrick Walsh	1,999	08/28/19	71,664
	2,120	03/03/20	76,002
	4,574	08/31/20	163,978
	1,994	03/19/21	71,485
	10,000	09/23/21	358,500
	4,288	09/24/21	153,725
	4,298	03/23/22	154,083

1	Restricted stock units for Mr. Garrabrants vest in one-fourth increments on each of the first four fiscal year-ends following the date of grant, for all others, vesting is in one-third increments on each of the first three anniversaries of the date of grant.
2	The values contained in this column were calculated by multiplying the number of shares by $35.85, which was the closing price of the Company’s common stock reported on the NYSE on June 30, 2022.

Stock Vested in Fiscal Year 2022
This table shows the restricted stock units that vested for each Named Executive Officer during fiscal year 2022:

	Stock Awards
Name	Number of Shares Acquired on Vesting	Value Realized on Vesting
Gregory Garrabrants[1]	239,589	$8,589,266
Thomas Constantine[2]	12,681	607,893
Raymond Matsumoto[3]	12,134	582,928
Andrew J. Micheletti[4]	33,000	1,570,800
Brian Swanson[5]	15,550	746,189
Derrick Walsh[6]	10,182	486,467

1	Mr. Garrabrants chose to net settle his shares upon vesting, surrendering to the Company 126,143 shares of the 239,589 vested shares to cover his income tax withholding.
2	Mr. Constantine chose to net settle his shares upon vesting, surrendering to the Company 6,723 shares of the 12,681 vested shares to cover his income tax withholding.
3	Mr. Matsumoto chose to net settle his shares upon vesting, surrendering to the Company 4,286 shares of the 12,134 vested shares to cover his income tax withholding.
4	Mr. Micheletti chose to net settle his shares upon vesting, surrendering to the Company 17,357 shares of the 33,000 vested shares to cover his income tax withholding.
5	Mr. Swanson chose to net settle his shares upon vesting, surrendering to the Company 5,507 shares of the 15,550 vested shares to cover his income tax withholding.
6	Mr. Walsh chose to net settle his shares upon vesting, surrendering to the Company 5,254 shares of the 10,182 vested shares to cover his income tax withholding.
The value realized upon vesting is based on the product of the number of shares vesting multiplied by the market price of a Company share on the applicable vesting date.

Potential Payments Upon Termination or Change in Control
This section discusses the incremental compensation that would be payable by the Company in the event of a change-in-control of the Company or a termination of employment of certain Named Executive Officers with the Company for various described reasons, sometimes referred to in this section as a “triggering event.” In accordance with applicable SEC rules the following discussion assumes that the triggering event in question – death, disability, change in control or termination – occurred on June 30, 2022. With respect to calculations based on the Company’s stock price, we used $35.85, which was the reported closing price of one share of the Company’s common stock on NYSE on June 30, 2022.
Pursuant to applicable SEC rules, the analysis contained in this section does not consider or include payments made to a Named Executive Officer with respect to contracts, agreements, plans or arrangements to the extent they do not discriminate in scope, terms, or operation in favor of executive officers of the Company, such as employee group term life insurance. In addition, in connection with any actual termination of employment, the Company may determine to enter into an agreement or to establish an arrangement providing additional benefits or amounts, or altering the terms of benefits provided upon the events discussed below, any actual amounts paid or distributed may be higher or lower than reported below. Factors that could affect these amounts include, for example, the timing during the year of any event and the Company’s stock price.
The Company believes that severance protections can play a valuable role in attracting and retaining key executive officers. The Compensation Committee evaluates the level of severance benefits consistent with competitive practices.
The following is a general discussion of the primary categories of triggering events which apply to certain of the Company’s Named Executive Officers.
Death or Disability
In the event of the death of the Chief Executive Officer, his beneficiary or estate shall be entitled to receive (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including restricted stock unit awards granted to him, (ii) his cash incentive award for the period in which death occurs, prorated to the date of death, and (iii) accrued salary. For the avoidance of doubt, the Chief Executive Officer’s beneficiary or estate shall not be entitled to any restricted stock units set forth in the Agreement which had not been granted prior to the date of death.
Upon the Chief Executive Officer’s receipt of a notice of termination for disability, he shall receive, (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including restricted stock unit awards granted to him, (ii) his cash incentive award for the period in which termination occurs, prorated to the date of termination, (iii) his annual restricted stock unit award required to be issued pursuant to the Agreement for the period in which the termination date occurs or an equivalent amount of cash, prorated to the termination date, and (vi) accrued salary.
In the event of the death or disability of the EVP, Finance, he or his beneficiary or estate shall receive a payment equal to $875,000 (subject to reduction of $87,500 if the termination occurs after September 23, 2022, but before September 23, 2023, and to $0 if the termination occurs after September 23, 2023), paid as a lump sum. In addition, in the event of the death of the EVP, Finance, he or his beneficiary or estate shall receive a payment equal to two times his current annual salary. All unvested restricted stock units at the date of death or disability shall fully vest.
In the event of the death or disability of the Chief Financial Officer, his beneficiary or estate shall receive a payment of a death benefit of the executive’s then-current annual salary, and his target cash bonus for the year. All unvested restricted stock units at the date of death or disability shall fully vest.
Termination of Employment by the Company
For the Chief Executive Officer, in the event his employment is terminated by Company without cause, or he resigns his employment for good reason, within a period of 90 days after the occurrence of the event giving rise to good reason, he shall be entitled to (i) the immediate vesting, to the extent not otherwise vested, of all equity incentive awards including RSU awards granted to him, pursuant to the Agreement prior to the date his employment is terminated, (ii) his Target Annual Cash Incentive Award for the period in which such termination occurs, prorated to the Termination Date , and (iii) payment of an amount equal to two times his then-current base salary.
In addition, upon the Chief Executive Officer’s receipt from the Company of a notice of termination without cause or Company’s receipt from him of a notice of termination for good reason, he shall receive, at the option of the Company, either his annual restricted stock unit award computed pursuant to his Agreement or an equivalent amount of cash payable in a lump-sum.
For the Chief Credit Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to his then-current bi-weekly salary paid for 12 months from the date of termination; and (ii) accelerated vesting of all unvested portions of stock option and restricted stock awards, subject to his execution of a release in customary form.
For the EVP, Finance, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) a severance payment equal to $875,000 (subject to reduction of $87,500 if the termination occurs after September 23, 2022, but before September 23, 2022 and to $0 if the termination occurs after September 23, 2023), paid as a lump-sum; and (ii) accelerated vesting of all unvested portions of equity awards including RSUs.
For the Chief Financial Officer, in the event his employment is terminated by the Company without cause, he shall be entitled to (i) all accrued but unpaid base salary as of the termination date; (ii) any other benefits already vested as of the termination date; (iii) accelerated vesting of all unvested portions of stock option and restricted stock awards; and (iv) severance as may be provided in the sole discretion of the Chief Executive Officer, subject to his execution of a release in customary form.
Termination by Company with “Cause” or by the Executive for any Reason
“Cause” is generally defined in the executive’s employment agreement to include (i) failure of the executive to perform duties in a satisfactory manner, after notice thereof; (ii) conviction of illegal activity which materially adversely affects the Company’s or the Bank’s reputation or which evidences the executive’s lack of ability to perform duties; (iii) certain crimes or dishonesty, fraud, etc. which causes termination of insurance coverage under blanket bond; or (iv) acts or omissions of the executive resulting in actions by government bank regulators to close or take the Bank or to issue a cease and desist order to remove the executive from office.
In the event the employment of the Chief Executive Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be (i) all accrued but unpaid base salary as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation, or similar plans in which he participated immediately prior to termination. In the event the Chief Executive Officer resigns without good reason, he shall be entitled to payment of his Target Annual Cash Incentive Award earned for the period prior to resignation but unpaid at the time of resignation.
In the event the employment of the Chief Financial Officer is terminated with “cause” or in the event that he terminates his employment for any reason, his payments will generally be limited to (i) all accrued but unpaid base salary as of the termination date and (ii) any other benefits already vested as of the termination date under any of his applicable equity compensation, pension, cash incentive compensation and other compensation earned subject to prorate calculations as of the termination date.

Upon a Change-in-Control of the Company
A change in control (“CIC”) generally defined in the executive’s employment agreement to mean a change in the ownership or control of 50% of the voting stock of the Company, whether by sale, merger or reorganization, or the ownership or control of all or substantially all of the assets are sold or transferred to a person who did not own or control the assets of the Company prior to such transaction. The exact definition varies depending upon the terms of agreement with each Named Executive Officer.
If the employment of the Chief Executive Officer is terminated during the term of the Agreement, and within one year after a CIC, the Company or the Company’s successor terminates the Chief Executive Officer other than for cause, death or disability or the Chief Executive Officer terminates his employment for good reason, in either case, a “Change in Control Termination,” then:
(i) The Company shall pay him in a single severance payment as soon as practicable after the termination, but in no event later than thirty 30 days thereafter, an amount in cash equal to the sum of (a) three times his then-current base salary and (b) his Target Annual Cash Award as in effect on the termination date and minus any accumulated amount negative bonuses from prior periods, plus
(ii) any unvested equity incentive award including restricted stock unit awards previously granted pursuant to the Agreement, shall become immediately and fully vested
(iii) any Target Annual Cash Award earned from the prior year, but not paid at termination, shall be paid to him;
(iv) his Target Annual Cash Award for the period in which such termination occurs, prorated to the Termination Date; and
(v) a prorated grant of the Annual Restricted Stock Award shall be issued to him.
If a CIC occurs and the employment of the Chief Executive Officer is terminated one year prior to the CIC other than for “cause”, and if such termination of employment or event was at the request, suggestion or initiative of a third party who has taken steps reasonably calculated to effect a CIC, then his termination shall be deemed to be a Change in Control Termination and upon occurrence of the CIC, the Chief Executive Officer shall be entitled to receive the payments as described above.
If the employment of the Head of Consumer Bank is terminated by the Company or its successor other than for cause, within two years of a CIC, the Company shall (i) make a lump-sum payment of an amount equal to two times his then-current annual salary within 30 days of termination; (ii) immediately vest as of the termination date all unvested equity incentive awards; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.
For the Chief Financial Officer, in the event his employment is terminated by the Company without cause within 36 months after a CIC, he shall be entitled to (i) a severance payment equal to two times his then-current annual salary and target bonus and paid as a lump-sum; (ii) accelerated vesting of all unvested portions of equity awards including RSUs; and (iii) continuation of group medical insurance benefits to the earlier of the end of the 12-month severance period or the executive’s commencement of work for a new employer that provides group medical insurance.
For all Named Executive Officers, the 2014 Plan provides that as of the consummation of a “corporate transaction,” all outstanding unvested stock options and unvested shares of restricted stock would generally receive accelerated vesting, but only to the extent that such awards are not assumed by the Company or substituted by the acquiring company with all existing terms and conditions, including vesting terms, remaining in effect. For this purpose, “corporate transaction” is generally defined in the Plan as an acquisition of the Company by merger, consolidation, asset acquisition or stock purchase, which is generally the same as a CIC.

The following tables summarize the approximate value of termination payments and benefits that certain Named Executive Officers would have received if their employment had been terminated on June 30, 2022 under the circumstances specified or if there were a Change in Control on June 30, 2022:
Gregory Garrabrants – Chief Executive Officer

					Termination After Change-in-Control[5,6]
	A	A	B	C	D	E
Type of Benefit[1]	Death	Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[5]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[2]	$10,179,000	$10,179,000	$11,602,834	$8,704,242	$3,598,592	$—
Restricted Stock Unit Vesting[3]	10,143,275	10,143,275	10,143,275	10,143,275	—	—
280G Tax Gross Up4	—	—	—	—	—	—
Total Value Upon Event	$20,322,275	$20,322,275	$21,746,109	$18,847,517	$3,598,592	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)					$22,446,109
Total Value Upon CIC and Termination Event in Column E (Column C+E)						$18,847,517

1	This change in control table is based on Mr. Garrabrants Second Amended and Restated Employment Agreement dated June 30, 2017, as automatically renewed on January 1, 2022.
2
Mr. Garrabrants’ employment agreement provides for a lump sum cash payment in the amount of (a) two times his annual salary plus his prorated target bonus plus his annual restricted stock unit award required to be issued pursuant to the Agreement for the period in which the termination date occurs or an equivalent amount of cash, in the event the Company terminates his employment, without cause, prior to a change-in-control; or (b) three times his annual salary plus his target bonus plus his prorated target bonus plus a prorated portion of his annual restricted stock unit award required to be issued pursuant to the Agreement for the period in which the termination date occurs if within one year after a change-in-control, our successor terminates his employment for any reason or by Mr. Garrabrants for good reason. He is also entitled his annual cash incentive award. Column D includes an additional amount equal to three times the amount of the annual target cash incentive award. Included in columns A, B, and C is $2.9 million of unvested PUs.

3	The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares by the stock price at grant under the previous employment contract, consisting of the remaining unallocated expense of $10.1 million under the Agreement.
4	Mr. Garrabrants’ employment agreement provides that if any Company payments made upon termination after a change-in-control of the Company constitutes a “parachute payment” under Section 280G of the Internal Revenue Code, the Company would not make a gross-up payment to Mr. Garrabrants. The Company is required to adjust the parachute payment downward, if such a decrease will increase the net after-tax payment to Mr. Garrabrants. No such adjustment downward has been made in the numbers above.
5	These columns assume the vesting of all unvested stock options and restricted stock units accelerated on the consummation of the change-in-control as provided in the 2014 Plan and there was no assumption or substitution of unvested stock options and restricted stock by the acquirer.
6	For a change-in-control and subsequent termination of Mr. Garrabrants’ employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Thomas Constantine – Chief Credit Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[4]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$—	$310,000	$—	$310,000	$—
Restricted Stock Unit Vesting[2]	549,626	549,626	549,626	—	—
Total Value Upon Event	$549,626	$859,626	$549,626	$310,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$859,626
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$549,626

1	Mr. Constantine’s employment agreement provides for a lump sum cash payment in the amount of one times his annual salary if the Company terminates his employment, without cause, prior to or after a change-in-control, by our successor after a change-in-control.
2
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 2,223 by $25.50, less $159,461 already expensed, unvested shares of 2,938 by $17.02, less $115,079 already expensed, unvested shares of 4,574 by $24.78, less $103,717 already expensed, unvested shares of 3,303 by $52.12, less $76,871 already expensed, unvested shares of 4075 by $49.09, less $56,399 already expensed, unvested shares of 4,513 by $46.54, less $18,985 already expensed.

3	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
4	For a change-in-control and subsequent termination of Mr. Constatine’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.
Raymond Matsumoto – Chief Operating Officer

					Termination After Change-in-Control[2,3]
	A	B		C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause		Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance	$—	$—		$—	$—	$—
Restricted Stock Unit Vesting[1]	617,294	617,294		617,294	—	—
Total Value Upon Event	$617,294	$617,294	617294	$617,294	$—	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)					$617,294
Total Value Upon CIC and Termination Event in Column E (Column C+E)						$617,294

1
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 1,831 by $25.50, less $131,333 already expensed, unvested shares of 3,428 by $17.02, less $134,260 already expensed, unvested shares of 4,843 by $24.78, less $109,809 already expensed, unvested shares of 2,303 by $52.12, less $76,871 already expensed, unvested shares of 4,482 by $49.09, less $62,032 already expensed, unvested shares of 5,587 by $46.54, less $23,504 already expensed.

2	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
3	For a change-in-control and subsequent termination of Mr. Matsumoto’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Andrew J. Micheletti – EVP, Finance

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$875,000	$875,000	$—	$875,000	$—
Restricted Stock Unit Vesting[2]	1,534,336	1,534,336	1,534,336	—	—
Total Value Upon Event	$2,409,336	$2,409,336	$1,534,336	$875,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$2,409,336
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$1,534,336

1	Mr. Micheletti’s employment agreement provides for a lump sum cash payment in the amount of (a) two times his annual salary paid, as a lump-sum upon death (b) for a payment equal to $175,000 (subject to reduction of $87,500 if the termination occurs after September 23, 2022, but before September 23, 2023 and to $0 if the termination occurs after September 23, 2023), paid as a lump-sum upon death, disability or termination by the Company without cause.
2
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 11,000 by $25.5, less $789,290 already expensed, unvested shares of 22,000 by $24.78, less $498,859 already expensed, unvested shares of 33,000 by $49.09, less $456,725 already expensed.

3	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.
4	For a change-in-control and subsequent termination of Mr. Micheletti’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.
Brian Swanson – Head of Consumer Bank

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$—	$—	$—	$620,000	$—
Restricted Stock Unit Vesting[2]	602,179	—	602,179	—	—
Total Value Upon Event	$602,179	$—	$602,179	$620,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$1,222,179
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$602,179

1	Mr. Swanson’s employment agreement provides for a lump sum cash payment in the amount of two times his annual salary if the Company terminates his employment, without cause, after a change-in-control, by our successor after a change-in-control.
2
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 2,136 by $25.50, less $153,266 already expensed, unvested shares of 3,118 by $17.02, less $122,190 already expensed, unvested shares of 6,352 by $24.78, less $144,034 already expensed, unvested shares of 3,556 by $24.78, less $144,034 already expensed, unvested shares of 3,504 by $49.09, less $48,540 already expensed, and unvested shares of 4,255 by $46.54, less $17,900 already expensed.

3	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquirer does not assume such awards.
4	For a change-in-control and subsequent termination of Mr. Swanson’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

Derrick Walsh – Chief Financial Officer

				Termination After Change-in-Control[3,4]
	A	B	C	D	E
Type of Benefit	Death or Disability	Termination before a Change- in-Control by Company without Cause	Upon a Change-in- Control[3]	Termination by Company for Any Reason or by Executive with Good Reason	Termination by Executive without Good Reason
Cash Severance[1]	$1,050,000	$—	$—	$2,100,000	$—
Restricted Stock Unit Vesting[2]	872,128	872,128	872,128	—	—
Total Value Upon Event	$1,922,128	$872,128	$872,128	$2,100,000	$—
Total Value Upon CIC and Termination Events in Column D (Column C+D)				$2,972,128
Total Value Upon CIC and Termination Event in Column E (Column C+E)					$872,128

1	Mr. Walsh’s employment agreement provides for in the event of death or disability, one times his annual salary plus annual target bonus plus 100% vesting of any unvested stock awards, and if termination results from change in control two times his annual salary and target bonus.
2
The value of restricted stock unit vesting was calculated by multiplying the number of unvested shares of 1,999 by $25.02, less $141,944 already expensed, unvested shares of 2,120 by $23.59, less $115,780 already expensed, unvested shares of 4,574 by $24.78, less $103,717 already expensed, unvested shares of 1,994 by $50.16, less $64,594 already expensed, unvested shares of 10,000 by $46.61, less $199,077 already expensed, unvested shares of 4,288 by $46.65, less $50,921 already expensed, and unvested shares of 4,298 by $46.54, less $18,076 already expensed.

3	These columns assume that the vesting of stock options and restricted stock units accelerated on the consummation of the change-in-control. This assumes that the acquiring company does not assume such awards.
4	For a change-in-control and subsequent termination of Mr. Walsh’s employment, he would have received the “Total Value Upon Event” specified in the table in column C plus the “Total Value Upon Event” in either column D or column E, depending upon the circumstances of his termination.

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis set forth above with Company management. Based upon such review and discussions, the Compensation Committee unanimously recommended to the Board of Directors of the Company that the Compensation Discussion and Analysis be included in this Proxy Statement.

Respectfully submitted,
The Compensation Committee of the Board of Directors
James J. Court, Chairman
Stefani D. Carter
Paul J. Grinberg

RELATED TRANSACTIONS AND OTHER MATTERS
Related Party Transaction Policy and Procedures
The Company has a written Master Policy on Ethics and Professional Integrity (the “Master Policy”) and in accordance with the provisions covering Transactions with Related Persons and Certain Control Persons (the “Policy”). The Policy applies to certain transactions over $120,000 involving any related parties, which includes our officers, directors and director nominees, and members of their immediate families. The Policy also applies to certain transactions with Company stockholders who own more than 5% of the Company’s stock. In determining whether to approve or ratify a related party transaction, the Company’s Designated Officer under its Master Policy or the Board of Directors, as appropriate, will take into account our Master Policy and other applicable written Company policies, which consider applicable rules and the material facts of the transaction, including whether it is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances, whether a conflict of interest exists, and the extent of the related party’s interest in the transaction. Under the Master Policy, certain transactions, including the Bank’s providing ordinary banking products and services on standard terms available to any person meeting the eligibility requirements, are considered pre-approved. The Bank also offers an employee loan program available to all directors, officers and employees on a non-discriminatory basis to finance the purchase, construction, maintenance or improvement of a primary residence (the “Loan Program”) under which each eligible borrower may obtain home loans for terms of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company.
Transactions with Our Directors and Officers
In the ordinary course of its business and subject to applicable banking regulations, the Bank makes loans to and engages in other banking transactions with its directors, officers and employees and their associates. Other than loans pursuant to our Loan Program, such loans and other banking transactions are generally made on the same terms as those prevailing at the time for comparable transactions with persons of comparable creditworthiness that have no affiliation with the Company or the Bank. Loans are made only to persons affiliated with the Company and the Bank if they do not involve more than the normal risk of collectability of loans made to non-affiliated persons and if they do not present any other unfavorable features. As discussed above, the Bank offers the Loan Program under which each eligible borrower may obtain loans to finance the purchase, construction, maintenance or improvement of a primary residence for terms of 9 years to 30 years at interest rates that are below market rates on loans made to persons unaffiliated with the Bank and the Company. Outstanding loans to all directors and executives who elected to participate in the Loan Program made up approximately 34% of the total balance outstanding for the Loan Program.

The table below provides information on our employee loans and the directors and executive officers who participated in the employee loan program:

(in thousands) Name	Largest Aggregate Principal Outstanding for 2022	Principal Outstanding at June 30, 2022	Principal Paid During 2022	Interest Paid During 2022	Loans Paid off during 2022	Interest Rate Payable (%)[1]
James S. Argalas Director	$7,600.0	$7,400.6	$199.4	$70.2	$—	1.02%
Greg Garrabrants[2] Chief Executive Officer	7,450.8	7,450.8	—	27.3	—	0.43%
Paul J. Grinberg[3] Director	2,508.5	2,508.5	—	6.5	—	0.56%
J. Brandon Black[4]	1,861.6	—	15.1	2.0	1,846.5	0.43%
David Park EVP, Commercial Banking & Treasury Management	1,447.9	1,400.7	47.2	6.1	—	0.43%
Thomas Constantine EVP, Chief Credit Officer	1,340.4	1,297.4	43.0	5.2	—	0.39%
Brian Swanson EVP, Head of Consumer Bank	1,324.9	1,282.0	42.9	5.6	—	0.43%
Andrew J. Micheletti EVP, Finance	1,057.1	902.2	154.9	7.1	—	0.43%
Derrick Walsh EVP, Chief Financial Officer	976.5	945.0	31.5	3.9	—	0.41%
Nicholas Mosich Director	765.7	740.8	24.9	3.3	—	0.43%
Eshel Bar-Adon EVP, Specialy Finance and Chief Legal Officer	700.2	677.4	22.8	3.0	—	0.43%
Raymond Matsumoto EVP, Chief Operating Officer	521.5	504.5	17.0	2.2	—	0.43%
John Tolla Chief Governance, Risk and Compliance Officer	478.4	462.8	15.6	2.0	—	0.43%
Non-director or executive officer employee loans		50,698.7

1	All loans in the table made pursuant to the Bank’s Loan Program. The interest rates reflect the mid-term Applicable Federal Rate (“AFR”) at time of loan origination.
2	Loan type is a construction loan with principal payments to commence upon completion of construction.
3	Loan type is a construction loan with principal payments to commence upon completion of construction.
4	Mr. Black retired from the Board of Directors in November 2021.
DELINQUENT SECTION 16(a) REPORTS
Pursuant to Section 16(a) of the Securities Exchange Act of 1934, as amended, and the related rules and regulations, our directors, executive officers, and persons who beneficially own more than ten percent of any registered class of equity securities of the Company (“ten-percent stockholders”) are required to file reports of their ownership, and any changes in that ownership, with the SEC. Based solely on our review of the copies of such forms and certifications furnished to us, we believe that all of our directors, executive officers and ten-percent stockholders filed timely all reports required under Section 16(a) during the 2022 fiscal year, except as follows: David Park filed a late Form 4 reporting a restricted stock unit vesting transaction.

ITEM 2. APPROVAL OF AN AMENDMENT TO THE CERTIFICATE OF INCORPORATION
Background
The State of Delaware, which is the Company’s state of incorporation, recently enacted legislation that enables Delaware companies to limit the liability of certain officers in limited circumstances under Section 102(b)(7) of the Delaware General Corporation Law. The new Delaware legislation only permits, and our proposed amendment would only permit, exculpation for direct claims brought by stockholders for breach of an officer’s fiduciary duty of care, including class actions, but would not eliminate officers’ monetary liability for breach of fiduciary duty claims brought by the corporation itself or for derivative claims brought by stockholders in the name of the corporation. Furthermore, the limitation on liability would not apply to breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, or any transaction in which the officer derived an improper personal benefit. The rationale for limiting the scope of liability is to strike a balance between stockholders’ interest in accountability and their interest in the Company being able to attract and retain quality officers to work on its behalf.
The Board of Directors believes it is important to provide protection from certain liabilities and expenses that may discourage prospective or current directors from accepting or continuing membership on corporate boards and prospective or current officers from serving corporations. In the absence of such protection, qualified directors and officers might be deterred from serving as directors or officers due to exposure to personal liability and the risk that substantial expense will be incurred in defending lawsuits, regardless of merit.
The Company’s Certificate of Incorporation, as amended, currently provides for the exculpation of directors, but does not include a provision that allows for the exculpation of officers. In order to ensure the Company remains able to attract and retain the most qualified officers.
Proposed Article VIII would provide as follows:
“To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article VIII shall not adversely affect any right or protection of a director or officer of the corporation in respect of any breach of fiduciary duty occurring in whole or in part prior to such amendment or repeal.”
Reasons for the Proposed Amendment
The Board of Directors believes it is appropriate for public companies in states that allow exculpation of officers to have exculpation clauses in their company charter. The nature of the role of directors and officers often requires them to make decisions on crucial matters. Frequently, directors and officers must make decisions in response to time-sensitive opportunities and challenges, which can create substantial risk of investigations, claims, actions, suits or proceedings seeking to impose liability on the basis of hindsight, especially in the current litigious environment and regardless of merit. Limiting concern about personal risk would empower both directors and officers to best exercise their business judgment in furtherance of stockholder interests. The Company expects its peers to adopt exculpation clauses that limit the personal liability of officers in their Certificate of Incorporation and failing to adopt the amendment could impact our recruitment and retention of exceptional officer candidates that conclude that the potential exposure to liabilities, costs of defense and other risks of proceedings exceeds the benefits of serving as an officer of the Company. This amendment will also more generally align the protections available to our directors with those available to our officers.
For the reasons stated above, it is in the interest of the Company and its stockholders that the amendment be approved. The proposed amendment would better position the Company to attract top officer candidates and retain our current officers and enable the officers to exercise their business judgment in furtherance of the interests of the stockholders without the potential for distraction posed by the risk of personal liability. Additionally, it will align the protections for the officers with those protections afforded to the directors.
The proposed amendment is not being proposed in response to any specific resignation, threat of resignation or refusal to serve by any director or officer.
Effect of the Proposed Amendment
Other than the replacement of the existing Article VIII by the proposed Article VIII, the remainder of the Certificate of Incorporation, as amended, will remain unchanged. If the amendment is approved by the stockholders, the amendment will become effective upon filing of the Certificate of Amendment of Certificate of Incorporation with the Delaware Secretary of State, which the Company anticipates filing promptly following the annual meeting. The complete text of the proposed amendment is set forth in Appendix B to this proxy statement.

Vote Required and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the shares issued and outstanding will be required to approve the Amendment to the Certificate of Incorporation of the Company. Abstentions and broker non-votes will have the same effect as a vote against this proposal.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION

ITEM 3. ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Company’s compensation policies and decisions are designed to promote the Company’s business strategies and the interest of its stockholders by providing incentive needed to attract, motivate and retain key executives who are critical to our long-term success as a financial institution.
Stockholders are urged to read the “Compensation Discussion and Analysis” section of this Proxy Statement, which discusses how our compensation design and practices reflect our compensation philosophy. The Compensation Committee and the Board of Directors believe that its compensation design and practices are effective in implementing the Company’s strategic goals and business strategies.
We are asking our stockholders for a non-binding and advisory vote to approve the compensation of our Named Executive Officers under Section 14A of the Securities Exchange Act of 1934. This proposal, commonly known as a “say-on-pay” proposal, is brought annually and gives our stockholders the opportunity to express their views on the compensation of the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers and the compensation practices described in this Proxy Statement. Accordingly, the Board of Directors recommends that you vote in favor of the following resolution:
“RESOLVED, that the stockholders of Axos Financial, Inc. approve, in a non-binding and advisory basis, the compensation of its Named Executive Officers as disclosed in the Proxy Statement for the 2022 Annual Meeting, including the Summary Compensation Table and the Compensation Discussion and Analysis set forth in such Proxy Statement and other related tables and disclosures.”
Vote Required and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the outstanding shares represented in person or by proxy at the Annual Meeting and entitled to vote on this item will be required to approve it. As this is an advisory vote, the result will not be binding on the Company, the Board of Directors or the Compensation Committee, although the Compensation Committee will consider the outcome of the vote when evaluating the compensation program.  Proxies submitted without direction pursuant to this solicitation will be voted “FOR” the approval of the compensation of the Company’s Named Executive Officers, as disclosed in this Proxy Statement.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE APPROVAL, IN A NON-BINDING AND ADVISORY STOCKHOLDER VOTE, OF THE COMPENSATION OF THE COMPANY’S NAMED EXECUTIVE OFFICERS AS DISCLOSED IN THIS PROXY STATEMENT.

ITEM 4. RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We are asking our stockholders to ratify the selection of BDO USA, LLP (“BDO”) as the Company’s independent registered public accounting firm for fiscal year 2023. The Audit Committee will take the voting results into account in future determinations regarding the retention of the Company’s independent registered public accounting firm. The Audit Committee may, without stockholder approval, reconsider its selection of BDO.
Vote Required and Recommendation of the Board of Directors
The affirmative vote of the holders of a majority of the outstanding shares represented in person or by proxy at the Annual Meeting and entitled to vote on this item will be required to approve it.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO USA, LLP AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
BDO serves as the Company’s independent auditor and has conducted the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2022. The Audit Committee’s Charter provides that the Audit Committee must pre-approve services to be performed by the Company’s independent registered public accounting firm. The Audit Committee approved the engagement of BDO to serve as the Company’s independent auditor to conduct the audit of the Company’s consolidated financial statements for the fiscal year ended June 30, 2023.
A representative of BDO will be present at the Annual Meeting, with the opportunity to make a statement if so desired, and will be available to respond to appropriate questions submitted to the Secretary of the Company in advance of the Annual Meeting.
The following table contains information regarding the aggregate fees charged to the Company by BDO for audit services rendered in connection with the audited consolidated financial statements and reports for the 2022 fiscal year.

	Fees Charged	Fees Charged
Nature of Services	2022	2021
Audit fees[1]	$1,750,167	$1,398,226
Audit-related fees[2]	—	—
Tax fees[3]	—	—
All other fees	—	—
	$1,750,167	$1,398,226

1
Audit Fees consist of fees billed and unbilled and expenses for professional services rendered for the audit of the Company’s consolidated annual financial statements, review of interim consolidated financial statements included in quarterly reports and services closely related to the audit and that in many cases could only be performed by the independent registered public accounting firm.

2
Audit-Related Fees consist of fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.”

3	Tax Fees consist of fees billed for professional services rendered for tax compliance, tax advice and tax planning.

REPORT OF THE AUDIT COMMITTEE
The Audit Committee is composed of three directors. All of the members of the Audit Committee have been found by the Board of Directors to be both independent and financially literate as required by the listing standards of the NYSE. In addition, the Board has determined that Mr. Grinberg and Mr. Mosich are each an Audit Committee Financial Expert under the rules of the SEC. The Audit Committee operates under a written charter adopted by the Board of Directors.
The purpose of the Audit Committee is to assist the Board of Directors in its general oversight of the Company. The primary responsibilities of the Audit Committee are to oversee and monitor the integrity of the Company’s financial reporting process, financial statements and systems of internal controls; the Company’s compliance with legal and regulatory requirements; the independent auditor’s qualifications, independence and performance; and the performance of the Company’s internal audit function. The Audit Committee is responsible for the selection, retention, supervision and termination of (i) the general auditor, including reviewing the adequacy of the authority, responsibilities and functions of the Company’s internal audit department, and (ii) the independent auditor, including resolving disagreements between management and the independent auditor. The general auditor and the independent auditor report directly to the Audit Committee.
The Audit Committee is not responsible for conducting reviews of auditing or accounting procedures. Management has primary responsibility for preparing the Company’s financial statements and for the Company’s financial reporting process. The Company’s independent auditor is responsible for auditing and reporting on the conformity of the Company’s consolidated financial statements to accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the Company’s internal control over financial reporting and the effectiveness of the Company’s internal control over financial reporting. The Audit Committee serves a board-level oversight role in which it provides advice, counsel and direction to management and the independent auditor on the basis of the information it receives, discussions with the independent auditor and the experience of the Audit Committee’s members in business, financial and accounting matters.
In this context, the Audit Committee hereby reports as follows:
1. The Audit Committee has reviewed and discussed the audited consolidated financial statements with management;
2. The Audit Committee has discussed with the independent auditor the matters required to be discussed by the rules of the Public Company Accounting Oversight Board No. 1301, “Communications with Audit Committees”;
3. The Audit Committee has received the written disclosures and the letter from the independent auditor and has discussed with the independent auditor the independent auditor’s independence; and
4. Based on the review and discussions referred to in paragraphs one through three above, the Audit Committee recommended to the Board of Directors that the audited consolidated financial statements be included in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2022 for filing with the SEC.

Respectfully submitted,
The Audit Committee of the Board of Directors
Paul J. Grinberg, Chairman
James S. Argalas
Nicholas A. Mosich

ANNUAL REPORT TO STOCKHOLDERS
The Annual Report to Stockholders, including Form 10-K for the Company for the fiscal year ended June 30, 2022 will be available concurrently with this Proxy Statement on September XX, 2022 to all stockholders of record as of September 13, 2022 at www.envisionreports.com/AX. The Annual Report is not to be regarded as proxy soliciting material or as a communication by means of which any solicitation is to be made. ADDITIONAL COPIES OF THE COMPANY’S ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED JUNE 30, 2022 WILL BE PROVIDED (WITHOUT EXHIBITS) TO STOCKHOLDERS WITHOUT CHARGE UPON WRITTEN REQUEST TO AXOS FINANCIAL, INC., 9205 WEST RUSSELL ROAD, SUITE 400, LAS VEGAS, NV 89148, ATTENTION: CORPORATE SECRETARY. This Proxy Statement and our Annual Report on Form 10-K for the year ended June 30, 2022, are also available at our website, www.axosfinancial.com and from the SEC at its website, www.sec.gov.
STOCKHOLDER PROPOSALS FOR 2023 ANNUAL MEETING
Stockholders who wish to have proposals considered for inclusion in the Proxy Statement and form of proxy for our 2023 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must cause their proposals to be received in writing by our Corporate Secretary at the address set below no later than May 11, 2023. Any proposal should be addressed to our Corporate Secretary and may be included in next year's proxy materials only if such proposal complies with the rules and regulations promulgated by the Securities and Exchange Commission.
In addition, our Bylaws require that a stockholder give us advance written notice of business intended to be brought at an annual meeting of stockholders (other than matters included in the Company's proxy materials in accordance with Rule 14a-8 under the Exchange Act) and nominations for election of directors at an annual meeting of stockholders. Stockholders who intend to propose business at our 2023 Annual Meeting of Stockholders without inclusion of the matter in our proxy materials or nominate a candidate for election as a director are required to provide notice of such proposed business or nomination to our Corporate Secretary so that such notice is received by our Corporate Secretary at our principal executive offices no later than the close of business on July 23, 2023, and no earlier than the close of business on June 23, 2023; provided, however, that in the event that the 2023 Annual Meeting of Stockholders is called for a date that is not within 30 days before or after the anniversary of the 2022 Annual Meeting of Stockholders, notice by the stockholder to be timely must be so received not later than the close of business on the 10th day following the day on which such notice of the date of the meeting was or mailed or public disclosure of the date of the meeting was made, whichever occurs first. The chairperson of the meeting may refuse to acknowledge the proposal of any business or disregard any nomination not made in compliance with the foregoing procedures.
Our Corporate Secretary must receive timely stockholder proposals of business or nominations in writing at the principal executive offices of the Company at Axos Financial, Inc., 9205 West Russell Road, Suite 400, Las Vegas, NV 89148, Attention: Corporate Secretary.
OTHER MATTERS
We are not aware of any other matters to come before the meeting. If any other matter not mentioned in this Proxy Statement is brought before the meeting, the proxy holders named in the enclosed Proxy will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

By Order of the Board of Directors,

Gregory Garrabrants
President and Chief Executive Officer

September XX, 2022

APPENDIX A

CERTIFICATE OF AMENDMENT OF CERTIFICATE OF INCORPORATION OF AXOS FINANCIAL, INC.
Axos Financial. Inc., a corporation organized and existing under and by virtue of the General Corporation law of the State of Delaware, does hereby certify:
FIRST: This Certificate of Amendment amends the provisions of the Corporation’s Certificate of Incorporation, as amended, filed with the Secretary of State on July 6, 1999.
SECOND: Article VIII of the Certificate of Incorporation of this Corporation is hereby amended and replaced to read in its entirety as follows:
To the fullest extent permitted by the General Corporation Law of Delaware as the same exists or may hereafter be amended, a director or officer of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director or officer. Any amendment or repeal of, or adoption of any provision inconsistent with, this Article VIII shall not adversely affect any right or protection of a director or officer of the corporation in respect of any breach of fiduciary duty occurring in whole or in part prior to such amendment or repeal.
THIRD: That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.
FOURTH: All other provisions of the Certificate of Incorporation shall remain in full force and effect.

IN WITNESS THEREOF, said corporation has caused this certificate to be signed this ___ day of ________, 2022.
AXOS FINANCIAL, INC.

By:_________________
Name:
Title:
A-51

axos™ FINANCIAL VOTE

000004

C 1234567890

ENDORSEMENT_LINE______________ SACKPACK_____________

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Online

Go to **www.envisionreports.com/AX** or scan the QR code – login details are located in the shaded bar below.

Votes submitted electronically must be received by November 10, 2022 at 9:00 a.m. PDT.

Annual Stockholders Meeting Notice

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Important Notice Regarding the Availability of Proxy Materials for the Axos Financial, Inc. Annual Stockholders Meeting to be Held on November 10, 2022

Under Securities and Exchange Commission rules, you are receiving this notice that the proxy materials for the annual stockholders meeting are available on the Internet. Follow the instructions below to view the materials and vote online or request a copy. The items to be voted on and location of the annual meeting are on the reverse side. Your vote is important!

This communication presents only an overview of the more complete proxy materials that are available to you on the Internet. We encourage you to access and review all of the important information contained in the proxy materials before voting. The 2022 proxy statement and annual report to stockholders are available at:

www.envisionreports.com/AX

Easy Online Access — View your proxy materials and vote.

Step 1: Go to **www.envisionreports.com/AX.**
Step 2: Click on **Cast Your Vote or Request Materials.**
Step 3: Follow the instructions on the screen to log in.
Step 4: Make your selections as instructed on each screen for your delivery preferences.
Step 5: Vote your shares.

When you go online, you can also help the environment by consenting to receive electronic delivery of future materials.

Obtaining a Copy of the Proxy Materials – If you want to receive a copy of the proxy materials, you must request one. There is no charge to you for requesting a copy. Please make your request as instructed on the reverse side on or before October 27, 2022 to facilitate timely delivery.

2 N O T C O Y

03OSMF

Annual Stockholders Meeting Notice

The Company's Annual Meeting of Stockholders will be held on November 10, 2022, at the Company's Headquarters - 9205 West Russell Road, Suite 400, Las Vegas, Nevada 89148 at 2:00 p.m. PDT.

Proposals to be voted on at the meeting are listed below along with the Board of Directors' recommendations.

The Board recommends a vote FOR all nominees, and FOR Proposals 2, 3 and 4:

1. Election of Directors:
   01. James S. Argalas 02. Stefani D. Carter 03. James J. Court 04. Roque A. Santi
2. To approve an Amendment to the Certificate of Incorporation to limit the liability of certain officers of the Company as permitted by Delaware law.
3. To approve in a non-binding and advisory vote, the compensation of the Company's Named Executive Officers as disclosed in this Proxy Statement.
4. To ratify the selection of BDO USA, LLP as the Company's independent registered public accounting firm for fiscal year 2023.

PLEASE NOTE – YOU CANNOT VOTE BY RETURNING THIS NOTICE. To vote your shares you must go online or request a paper copy of the proxy materials to receive a proxy card. If you wish to attend and vote at the meeting, please bring this notice with you.

Here's how to order a copy of the proxy materials and select delivery preferences:

Current and future delivery requests can be submitted using the options below.

If you request an email copy, you will receive an email with a link to the current meeting materials.

PLEASE NOTE: You must use the number in the shaded bar on the reverse side when requesting a copy of the proxy materials.

– **Internet** – Go to **www.envisionreports.com/AX**. Click Cast Your Vote or Request Materials.

– **Phone** – Call us free of charge at 1-866-641-4276.

– **Email** – Send an email to investorvote@computershare.com with "Proxy Materials Axos Financial, Inc." in the subject line. Include your full name and address, plus the number located in the shaded bar on the reverse side, and state that you want a paper copy of the meeting materials.

To facilitate timely delivery, all requests for a paper copy of proxy materials must be received by October 27, 2022.